Exhibit 10.22

STOCK PURCHASE AGREEMENT

By and Among

SYMMETRY MEDICAL USA INC.
(the Purchaser)

and

EDWARD D. RILEY and RUSSELL P. HOLMES

(collectively, the Seller)

DATED: MAY 1, 2006

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into effective as of 12:01 a.m. on the 1st day of May, 2006, by and between SYMMETRY MEDICAL USA INC., a duly organized Delaware Corporation with a principal place of business in Warsaw, Indiana (“Purchaser”), Edward D. Riley, of Portland, Maine, and Russell P. Holmes, of Dover, Massachusetts (hereinafter Riley and Holmes are referred to collectively as the “Seller”).

RECITALS

A.            The Seller owns all of the issued and outstanding Class A and Class B shares of capital stock (the “Stock”) of RILEY MEDICAL, INC., a Massachusetts corporation with a principal place of business in Auburn, Maine (the “Company”).

B.            The Company, Edward D. Riley and Dr. Hans-Rudolf Staiger and Dr. Michael Hamm own all of the issued and outstanding shares of capital stock of its subsidiary corporation, RILEY MEDICAL EUROPE SA, a Société anonyme organized under the laws of Switzerland with a registered place of business in Grand-Rue 34, CH-2606 Corgémont, Switzerland (the “Subsidiary”).

C.            The Seller owns all of the equity of RILEY REAL ESTATE, LLC a duly organized Maine limited liability company (“Affiliate”), which owns all the real property from which the Company conducts its business (“Owned Real Estate”), (except for a certain leased warehouse facility in Auburn, Maine (“Leased Real Estate”).

D.            The Purchaser desires to purchase the Stock and Owned Real Estate held by the Seller and the Seller desires to sell the Stock and Owned Real Estate to the Purchaser on the terms and subject to the conditions set forth in this Agreement and the Real Estate Purchase and Sale Agreement attached as Exhibit A (“Real Estate Purchase Agreement”).

E.             Upon consummation of the purchase and sale of the Stock pursuant to this Agreement, the Purchaser will own all of the issued and outstanding capital stock of the Company, all of the Owned Real Estate and the Company will own 97 of the 100 issued and outstanding shares of the capital stock of the Subsidiary.

AGREEMENT

In consideration of the foregoing Recitals and the mutual promises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound, the Purchaser and the Seller agree as follows:

ARTICLE 1

DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified:

“Affiliate” when used in reference to a specified Person, means any Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with the specified Person. With respect to the Seller, expressly it shall mean Riley Real Estate, LLC, the Owned Real Estate of which shall be sold herewith to the Purchaser in accordance with the separate Real Estate Purchase Agreement.

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“Ancillary Documents” are all documents, instruments and agreements to be executed and delivered by the Purchaser, Seller, Company, Subsidiary and Affiliate pursuant to this Agreement including the Exhibits.

“Applicable Laws” means any and all laws, ordinances, constitutions, regulations, statutes, treaties, rules, codes, licenses, certificates, franchises, Permits, requirements and Injunctions adopted, enacted, implemented, promulgated, issued, entered or deemed applicable by or under the authority of any Governmental Body having jurisdiction over a specified Person or any of such Person’s properties or assets. Applicable Laws include any laws, regulations, ordinances, constitutions, regulations, statutes, treaties, rules, codes, licenses, certificates, franchises, Permits, or other legal requirements governing the Subsidiary, its properties, assets and operations.

“Balance Sheets” has the meaning set forth in Section 3.11(a) of this Agreement.

“Balance Sheet Date” has the meaning set forth in Section 3.11(a) of this Agreement.

“Benefit Plan” means any and all bonus, stock option, restricted stock, stock purchase, stock appreciation, phantom stock, profit participation, profit-sharing, deferred compensation, severance, retention, pension, retirement, health, disability, life or other insurance, death benefit, incentive compensation, welfare, or any other employee benefit plan, policy or arrangement maintained, sponsored or contributed to by the Company or Subsidiary for the benefit of any Employee.

“Business” means the ownership and/or operation of facilities which formulate and manufacture high-quality engineering plastics and metal trays and packaging for medical devices.

“Cash Adjustment” has the meaning set forth in Section 2.2(c) of this Agreement.

“Cash” means all cash (in United States currency) and prepaid taxes deposited with the IRS in order to maintain an S Corporation non-permitted year-end, as shown on the Balance Sheets of the Company, Subsidiary and Affiliate as either in-hand or accrued as of the Closing Date, expressly including, without limitation, the United States currency equivalent of the Swiss francs carried on the Subsidiary’s Balance Sheet, as determined in accordance with the exchange rate as of April 29, 2006, as published by the Wall Street Journal.

“Cash-Free” means that all Cash shall be added, as an addition, to the Interim Purchase Price and Final Purchase Price payable to the Seller, as applicable, unless withdrawn by Seller from the accounts of the Company, Subsidiary, or Affiliate prior to Closing.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

“Closing” has the meaning set forth in Section 2.5(a) of this Agreement.

“Closing Date” has the meaning set forth in Section 2.5(a) of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Recitals to this Agreement.

“Company and Subsidiary Welfare Plans” has the meaning set forth in Section 8.2(c) of this Agreement.

“Confidential Information” means any information or compilation of information not generally known to the public or the industry or which the Company or the Subsidiary have not disclosed to third parties without a written obligation of confidentiality, which is proprietary to the Company or the Subsidiary, relating to the Company’s or the Subsidiary’s procedures, techniques, methods, concepts, ideas, affairs, products, processes and services, including, but not limited to, information relating to marketing, merchandising, selling, research, development, manufacturing, purchasing, accounting, engineering, financing, costs, customers, plans, pricing, billing, needs of customers and products and services used by customers, all lists of customers and their addresses, prospects, sales calls, products, services, prices and the like as well as any specifications, formulas, plans, drawings, accounts or sales records, sales brochures, code books, manuals, trade secrets, knowledge, know-how, pricing strategies, operating costs, sales margins, methods of operations, invoices or statements and the like. Confidential Information shall not include information which (i) becomes generally available to the public other than as a result of a disclosure by a party to this Agreement, (ii) was available on a non-confidential basis prior to its disclosure, or (iii) is independently developed as evidenced by written records without making use of the Confidential Information.

“Contract” means any agreement, lease of personal or mixed property, license, contract, obligation, promise, commitment, arrangement, understanding or undertaking, instrument, document (whether written or oral and whether express or implied) of any type, nature or description, but excluding leases of Leased Real Estate. As used herein, the word “Contract” shall be limited in scope if modified by an adjective specifying the type of contract to which this Agreement or a Section hereof refers.

“Damages” has the meaning set forth in Section 6.1(e) of this Agreement.

“Debt” means: (i) any long-term or short-term interest-bearing indebtedness of the Company, the Subsidiary, or the Affiliate, owed to third parties; (ii) any inter-company indebtedness; (iii) any Seller guarantees outstanding, issued to secure obligations of the Company, Subsidiary, or Affiliate; (iv) any capital leases; and (v) any letters of credit.

“Debt Adjustment” has the meaning set forth in Section 2.2(c) of this Agreement.

“Debt-Free” means that all Debt (excluding the current portion of the long-term debt), shall be deducted from the Interim Purchase Price and Final Purchase Price payable to Seller determined as due as of the Closing Date.

“Director Indemnified Party” or “Director Indemnified Parties” has the meaning set forth in Section 8.3(a) of this Agreement.

“Disclose” means to reveal, deliver, divulge, disclose, publish, copy, communicate, show or otherwise make known or available to any other Person, or in any way to copy, any of the Confidential Information of the Company, the Subsidiary or the Affiliate.

“Employees” has the meaning set forth in Section 3.20(a) of this Agreement.

“Encumbrance” means and includes:

(i)            with respect to any personal property, any intangible property or any property other than real property, any security or other property interest or right, claim, lien, pledge, option, charge, security interest, contingent or conditional sale, or other title claim or retention agreement or lease or use agreement in the nature thereof whether voluntarily incurred or arising by operation of law, and including any agreement to grant or submit to any of the foregoing in the future; and

(ii)           with respect to any real property (whether and including Owned Real Estate or Leased Real Estate), any mortgage, lien, easement, interest, right-of-way, condemnation or eminent domain proceeding, encroachment, any building, use or other form of restriction, encumbrance or other claim (including adverse or prescriptive) or right of third parties (including any Governmental Body), any lease or sublease, boundary dispute, and agreements with respect to any real property including: purchase, sale, right of first refusal, option, construction, building or property service, maintenance, property management, conditional or contingent sale, use or occupancy, franchise or concession, whether voluntarily incurred or arising by operation of law, and including any agreement to grant or submit to any of the foregoing in the future.

“Environmental Laws” means any and all Applicable Laws, all court orders, decrees, arbitration awards, and applicable common law which pertain to environmental matters or contamination of any type whatsoever, including, but not limited to, those (i) regulating the manufacturing process, use, treatment, generation, transportation, storage, control, management, recycling or disposal of any Hazardous Material, including, but not limited to, CERCLA, SARA, the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300F et seq.), and/or (ii) relating to the protection, preservation or conservation of the environment, or protection of wildlife, endangered species, wetlands or national resources.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrowed Funds” has the meaning set forth in Section 2.3(e) of this Agreement.

“Facility” means any facility as defined in CERCLA.

“Final Closing Statement” has the meaning set forth in Section 2.3(c) of this Agreement.

“Final Purchase Price” has the meaning set forth in Section 2.3(b) of this Agreement.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Body” means any:

(i)            nation, state, county, city, town, village, district or other jurisdiction of any nature;

(ii)           federal, state, local, municipal, foreign or other government;

(iii)          governmental or quasi-governmental authority of any nature (including any governmental agency, branch, board, commission, department, instrumentality, office or other entity, and any court or other tribunal);

(iv)          multinational organization or body; and/or

(v)           body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Hazardous Materials” means any and all (i) dangerous, toxic or hazardous pollutants, contaminants, chemicals, wastes, materials or substances listed or identified in, or directly or indirectly regulated by, any Environmental Laws, and (ii) any of the following, whether or not included in the foregoing: polychlorinated biphenyls, asbestos in any form or condition, urea-formaldehyde, petroleum (including crude oil or any fraction thereof), natural gas, natural gas liquids, liquefied natural gas, synthetic gas usable for fuel or mixtures thereof, nuclear fuels or materials, chemical wastes, man-made radioactive materials, explosives and known possible carcinogens.

“IRS” means the United States Internal Revenue Service.

“Indemnification Threshold” has the meaning set forth in Section 6.3(a) of this Agreement.

“Indemnified Party” has the meaning set forth in Section 6.5 of this Agreement.

“Indemnifying Party” has the meaning set forth in Section 6.5 of this Agreement.

“Injunction” means any and all writs, rulings, awards, directives, injunctions (whether temporary, preliminary or permanent), judgments, decrees or orders (whether executive, judicial or otherwise) adopted, enacted, implemented, promulgated, issued, entered or deemed applicable by or under the authority of any Governmental Body.

“Intellectual Property” means any and all: (i) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations in part, revisions, extensions and reexaminations thereof; (ii) trademarks, service marks, trade dress, logos, trade names, assumed names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith; (iii) copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith; (iv) mask works and all applications, registrations and renewals in connection therewith; (v) trade secrets and confidential business information (including ideas, research and development, know-how, technology, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals); (vi) computer software and all related and necessary licenses (including data and related software program documentation in computer-readable and hard-copy forms other than for so-called off-the-shelf product); (vii) other intellectual property and proprietary rights of any kind, nature or description, including web sites, web site domain names and other e-commerce assets and resources of any kind or nature; and (viii) copies of tangible embodiments thereof (in whatever form or medium).

“Interim Purchase Price” has the meaning set forth in Section 2.2(a) of this Agreement.

“Leased Real Estate” has the meaning set forth in the Recitals and in Section 3.17 of this Agreement.

“Leases” has the meaning set forth in Section 3.17(a) of this Agreement.

“Liability” or “Liabilities” means any and all debts, liabilities and/or obligations of any type, nature or description (whether known or unknown, asserted or unasserted, secured or unsecured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due).

“Material Adverse Effect” or “Material Adverse Change” means, in connection with the Company, the Subsidiary, and the Affiliate with due consideration to the size and complexity of the Business and transactions contemplated by this Agreement, any event, change or effect that is materially adverse, individually or in the aggregate, to the condition (financial or otherwise), properties, assets, Liabilities, revenues, income, Business, operations, results of operations of such Persons, taken as a whole; provided, however, that in no event shall any of the following constitute a Material Adverse Change, or be deemed to have a Material Adverse Effect, in the Business, operations, assets, results of operations or condition of the Company, the Subsidiary or Affiliate: (i) any change or effect resulting from conditions affecting the industry in which the Company or Subsidiary operate or from changes in general business or economic conditions, (ii) any change or effect resulting from the announcement or pendency of any of the transactions contemplated by this Agreement, (iii) any change or effect resulting from compliance by the Company and/or the Subsidiary with the terms of, or the taking of any action contemplated or permitted by, this Agreement and any Ancillary Document, or (iv) any change or effect resulting from any change in Applicable Law. In furtherance of the foregoing, and notwithstanding anything to the contrary set forth in this Agreement, any Material Adverse Effect or any Material Adverse Change with respect to the Company and/or the Subsidiary shall be evaluated on the basis of the Company and the Subsidiary individually or taken as a whole (in the aggregate).

“Offsite Facility” means any Facility which is not presently, and has not heretofore been, owned, leased or occupied by the Seller, Company, Subsidiary or Affiliate.

“Ordinary Course of Business” means an action taken by a Person only if:

(i)            such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and

(ii)           such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons constituting a governing body of a Person exercising similar authority).

“Overlap Period” has the meaning set forth in Section 7.2(a) of this Agreement.

“Owned Real Estate” has the meaning set forth in Section 3.17 of this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permits” means all permits, licenses, consents, declarations, franchises, orders, certifications, registrations, certificates of authority, variances, approvals, local sitting approvals, qualifications and other authorizations obtained from, or filing with any Governmental Body or other Person, or other similar rights, including, without limitation, those listed on Schedule 3.31 of the Schedules.

“Permitted Encumbrances” has the meaning set forth in Section 3.17(c) of this Agreement.

“Person” means any individual, corporation (including any non-profit corporation), general, limited or limited liability partnership, limited liability company, joint venture, estate, trust, association, organization, or other entity or Governmental Body.

“Pre-Closing Period” has the meaning set forth in Section 3.8(b) of this Agreement.

“Proceeding” means any suit, litigation, arbitration, hearing, audit, investigation, order, or other action (whether civil, criminal, administrative or investigative) noticed, commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Purchase Price Escrow Agreement” has the meaning set forth in Section 2.3(e) of this Agreement.

“Purchaser” has the meaning set forth in the introductory paragraph of this Agreement.

“Purchaser Welfare Plans” has the meaning set forth in Section 8.2(c) of this Agreement.

“Real Estate” has the meaning set forth in Section 3.17 of this Agreement.

“Release” means any spill, discharge, leak, emission, escape, leaching, disposing, emptying, pouring, pumping, injection, dumping, or other release or threatened release of any Hazardous Materials into the environment, whether or not notification or reporting to any governmental agency was or is required, including any Release which is subject to CERCLA.

“Rights” means any and all outstanding subscriptions, warrants, options, or other arrangements or commitments obligating or which may obligate (with or without notice or passage of time or both) the Company or the Subsidiary to issue or dispose of any of their respective (as opposed to third party) securities.

“§338(h)(10) Election” has the meaning set forth in Section 7.5 of this Agreement.

“SARA” means the Superfund Amendments and Reauthorization Act (42 U.S.C. § 9601 et seq.).

“Seller” has the meaning set forth in the introductory paragraph of this Agreement.

“Seller’s Knowledge” means the actual knowledge of Edward D. Riley or Russell P. Holmes or of any officer, director or Senior Management Employees of the Company, Subsidiary or Affiliate.

“Senior Management Employees” means the chief executive officer, president, any vice president, the chief financial officer, treasurer, controller, secretary, director, general manager, manager, environmental manager, or health and safety manager of the Company, Subsidiary or Affiliate.

“Stock” has the meaning set forth in the Recitals to this Agreement.

“Subsidiary” has the meaning set forth in the Recitals to this Agreement.

“Survival Period” has the meaning set forth in Section 6.1(a) of this Agreement.

“Swiss Tax Agreement” means that certain decision of the Government of the Canton of Bern, Switzerland, dated March 22, 2000, providing income and capital Tax relief to Subsidiary.

“Target Working Capital” means Working Capital equal to the average of the month-end Net Working Capital for the following six month-ends February 2006; January 2006; December 2005; November 2005; October 2005; and September 2005. The Target Working Capital is $4,456,858.

“Tax” or “Taxes” means any and all net income, gross income, gross revenue, gross receipts, net receipts, ad valorem, franchise, profits, deferred, transfer, sales, use, social security, employment, unemployment, disability, license, withholding, payroll, privilege, excise, value-added, severance, stamp, occupation, property, customs, duties, real estate and/or other taxes, assessments, levies, fees or charges of any kind whatsoever imposed by any Governmental Body, together with any interest or penalty relating thereto.

“Tax Adjustment” has the meaning set forth in Section 2.4 of this Agreement.

“Tax Matter” has the meaning set forth in Section 7.2(a) of this Agreement.

“Tax Return” or “Tax Returns” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including, without limitation, any schedule or attachment thereto, any amendment thereof, and any estimated report or statement.

“Threatened” means a claim, Proceeding, dispute, action, or other matter for which any demand or statement has been made, orally or in writing, or any oral or written notice has been given, that would lead a reasonably prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter may be asserted, commenced, taken or otherwise pursued in the future.

“Use” means to appropriate any of the Confidential Information of the Company and/or the Subsidiary for the benefit of oneself or any other Person other than the Company.

“WARN Acts” has the meaning set forth in Section 3.9(k) of this Agreement.

“Working Capital” means “Current Assets” less “Current Liabilities”. “Current Assets” means the sum of accounts receivable (net of allowances), prepaid expenses, and other current assets of Company (excluding any cash, tax refunds, and refund of the monies deposited in escrow with the IRS as required in connection with Subchapter S corporations having a non-conforming fiscal year) as determined in accordance with GAAP consistently applied. “Current Liabilities” means the sum of accounts payable and accrued expenses of Company, excluding accrued interest defined as Debt and as determined in accordance with GAAP consistently applied.

“Working Capital Adjustment” has the meaning set forth in Section 2.3(b) of this Agreement.

ARTICLE 2

PURCHASE OF STOCK; PURCHASE PRICE

2.1.         Purchase and Sale of Stock. In reliance upon the representations, warranties and covenants contained in this Agreement as of the date hereof and on the Closing Date, the Purchaser agrees to purchase the Stock from the Seller, and the Seller agrees to sell, transfer, convey, assign and deliver the Stock to the Purchaser on the terms and conditions set forth in this Agreement. Such sale, transfer, conveyance, assignment and delivery of the Stock shall convey good and marketable title to the Stock, free and clear of any and all Rights and Encumbrances, and at such time the Stock will be fully paid and non-assessable. At the Closing the Seller will deliver to the Purchaser certificate(s) evidencing the Stock duly endorsed in blank or with stock powers duly executed by the Seller.

2.2.         Purchase Price.

(a)           The purchase price to be paid to the Seller by the Purchaser for the Stock and Owned Real Estate shall be Forty-Five Million United States Dollars ($45,000,000.00) of which the purchase price for the Stock shall be Forty Three Million United States Dollars ($43,000,000.00) and the purchase price for the Owned Real Estate shall be Two Million United States Dollars ($2,000,000.00), each as may be adjusted at the Closing Date, and post-closing as provided by this Agreement. The purchase price for the Owned Real Estate shall be due and payable in full at Closing, subject only to such adjustments, if any, contained in the Real Estate Purchase Agreement. The purchase price solely for the Stock shall be referred to as the “Interim Purchase Price”. The Interim Purchase Price shall be adjusted to determine the Final Purchase Price, as provided in this Section 2.2 and Sections 2.3 and 2.4. The Interim Purchase Price and the purchase price for the Owned Real Estate shall be paid on the Closing Date by wire transfer of immediately available funds to an account (or accounts) designated by the Seller at least two (2) calendar days prior to the Closing.

(b)           The Interim Purchase Price has been based on the assumption that the Company and the Subsidiary shall be Cash-Free (including any Subsidiary or Affiliate Cash) as of the Closing Date. To the extent that the (i) Company has Cash on its books as of the Closing Date, the Interim Purchase Price shall be increased on the Closing Date by a corresponding amount, and (ii) Subsidiary has Cash on its books as of the Closing Date, the Interim Purchase Price shall be increased on the Closing Date by 92.5% of such amount of Cash (the “Cash Adjustment”).

(c)           The Interim Purchase Price has been based on the assumption that the Company and the Subsidiary shall be Debt-Free (including any Subsidiary or Affiliate Debt) as of the Closing Date. To the extent that the Company, Subsidiary or Affiliate have Debt, exclusive of the current portion of long-term debt, as of the Closing Date, the Interim Purchase Price shall be reduced on the Closing Date by a corresponding amount (the “Debt Adjustment”) and such Debt Adjustment shall be paid directly by the Purchaser to such creditor or creditors, but may be paid from Closing proceeds.

2.3.         Working Capital Adjustment.

(a)           The Interim Purchase Price shall also be adjusted after the Closing Date by an amount of dollars, positive or negative, as the case may be, equal to the difference between the Target Working Capital and the Working Capital as shown on the audited Balance Sheets, which will be used to determine the Final Purchase Price.

(b)           If the Working Capital on the audited Balance Sheets is:

(i)            less than the Target Working Capital, an amount equal to the deficit shall be payable from the Seller to the Purchaser;

(ii)           greater than the amount shown on the Target Working Capital, an amount equal to the surplus shall be payable from the Purchaser to the Seller;

(iii)          equal to the amount shown on the Target Working Capital, no amount shall be due to either party.

The adjustment provided for in this Section 2.3(a) shall be known as the “Working Capital Adjustment”. The Interim Purchase Price, after application of the Working Capital Adjustment, shall constitute the “Final Purchase Price”.

(c)           Within seventy-five (75) calendar days following the Closing Date, the Seller and Purchaser, as applicable, shall cause the Company and its auditor to prepare and deliver to the Purchaser and Seller, in good faith, an audited final balance sheet and closing statement setting forth the Working Capital Adjustment in accordance with this Section 2.3 (the “Final Closing Statement”). This audited final balance sheet and Final Closing Statement shall be prepared by the Seller’s Auditors, Berry, Dunn, McNeill & Parker, the cost of which shall be a Company expense, not chargeable back to Seller and the statutory auditors of the Subsidiary Acton Revisions AG. Within thirty (30) calendar days following the Purchaser’s and Seller’s receipt of the Final Closing Statement, the Purchaser or Seller may object in good faith to the Working Capital Adjustment in writing. In the event of any such objection, the Purchaser and the Seller shall attempt to resolve their differences by negotiation. If such parties are unable to do so within thirty (30) calendar days following receipt of the objecting party’s objection, the Seller and the Purchaser shall appoint a nationally recognized accounting firm mutually acceptable to each of the Seller and the Purchaser, which shall, at the Seller’s and the Purchaser’s joint expense, review the Final Closing Statement and determine the Working Capital Adjustment, if any, within thirty (30) calendar days of such appointment. The Seller and the Purchaser agree to cooperate with such accounting firm and provide it with such information as it reasonably requests to enable it to make such determination. The finding of such accounting firm shall be binding on the parties hereto.

(d)           Any amounts owed hereunder shall be paid to the party owed the same by the party owing the same by wire transfer of immediately available funds to an account designated by the party owed the same no later than five (5) business days following the determination by agreement of the Seller and the Purchaser or by binding determination of said accounting firm of the Working Capital Adjustment, and such payment shall be accompanied by an additional payment of interest, calculated with a 4% annual interest rate from the Closing Date to the date of payment pursuant to this Section 2.3.

(e)           The Seller agrees and authorizes the Purchaser to retain from the Interim Purchase Price and deposit in escrow, with Sovereign Bank (“Escrow Agent”) acting as an independent authorized escrow agent in an interest bearing account, the sum of Three Million United States Dollars ($3,000,000.00) (the “Escrowed Funds”) as collateral security and to be used as the initial source of funds for any breach of the representations, warranties, covenants and obligations of the Seller under this Agreement, in accordance with an escrow agreement in substantially the form set forth in Exhibit B attached hereto (the “Purchase Price Escrow Agreement”). The Escrowed Funds shall not be used in any way for purposes of the Working Capital Adjustment.

(f)            The term of the Purchase Price Escrow Agreement shall be two (2) years. After one year, the Escrowed Funds shall be reduced from $3,000,000, plus any accrued interest, to $1,500,000.

(g)           In accordance with the terms of the Purchase Price Escrow Agreement and Article 6 of this Agreement, the Purchaser shall promptly notify the Seller of the amount of any Damages sustained by the Purchaser for which the Seller is obligated to indemnify the Purchaser under Article 6 hereof (and which have not theretofore been fully satisfied by the Seller), including Damages sustained as a result of any breach of any representation or warranty by the Seller as provided under said Article 6. In the event the Seller fails to direct the Escrow Agent to reimburse the Purchaser the full amount of the Damages suffered by the Purchaser within thirty (30) calendar days of the receipt of the Purchaser’s notice, the provisions of Article 6 and the Purchase Price Escrow Agreement shall apply.

2.4.         Tax Adjustment. The Interim Purchase Price shall also be increased after the Closing Date by the amount necessary to cause Seller’s after-Tax net proceeds from the sale of Stock hereunder with the §338(h)(10) Election or any other election under Code §338 (collectively, the “§338 Elections”) in effect to be equal to the after-Tax net proceeds that Seller would have received had the §338 Elections not been made, taking into account all appropriate state, federal, local and foreign Tax implications (the “Tax Adjustment”). Seller shall provide Purchaser with a schedule computing the amount of the Tax Adjustment within 20 days after the Allocation Schedule (required under Section 7.6 hereof) is completed. The amount of each Seller’s pro-rata portion of the Tax Adjustment shall be paid to each Seller at the time each Seller signs Form 8023 to make the federal §338(h)(10) Election, or promptly and timely upon any other §338 Election being made.

2.5          Closing and Closing Deliveries.

(a)           Closing and Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall be held on May 2, 2006 at the offices of Burns & Levinson LLP, 125 Summer Street, 8th Floor, Boston, Massachusetts 02110.

(b)           Closing Deliveries by the Seller. At the Closing, each Seller shall execute, where necessary or appropriate, and deliver to the Purchaser each and all of the following:

(i)            The certificates evidencing the Stock duly endorsed by each Seller in blank or accompanied by stock powers duly executed by each Seller. With respect to the Subsidiary the same and/or such other documents as may be required under Swiss law to complete the transfer of control or ownership, as applicable;

(ii)           The corporate minute books, the corporate seals, and stock books for the Company and Subsidiary;

(iii)          A duly executed written opinion letter by counsel for the Seller, dated as of the Closing Date, addressed to the Purchaser;

(iv)          Duly executed resignations of (A) the officers of the Company and the Subsidiary who are designated by the Purchaser, and (B) the directors of the Company and the Subsidiary who are the Seller, or who otherwise are designated by the Purchaser, all effective as of the Closing Date;

(v)           Certificates of good standing for the Company, Subsidiary and Affiliate issued by the Secretary of State (or the equivalent office) of their respective places of incorporation or organization;

(vi)          The non-foreign person affidavit required by Section 1445 of the Code;

(vii)         Non-Disclosure and Non-Competition Agreements for Edward D. Riley and Russell P. Holmes;

(viii)        Confidentiality and Non-Compete Agreements for Martin Moore, Harold Engberg, Jr., Richard Campbell, Pierre Louis-Beaud and Chris Melino; with executed agreement from Mr. Beaud.

(ix)           Retention Bonus Agreements for Martin Moore, Harold Engberg, Jr., Richard Campbell, Chris Melino and Pierre Louis-Beaud; with executed Employment Agreement from Mr. Beaud.

(x)            the Purchase Price Escrow Agreement executed by each Seller;

(xi)           a statement executed by the Company pursuant to Treas. Reg. §1.897-2(h), dated no more than thirty (30) days prior to Closing, certifying that (i) the Shares do not constitute a U.S. real property interest, or (ii) none of the holders of capital stock of the Company is a foreign person;

(xi)           all necessary third-party consents necessary to operate the Business;

(xi)           the Real Estate Purchase Agreement executed by Riley Real Estate, LLC;

(xii)          Such documentation as is required to convey all right, title and interest in and to the Owned Real Estate to the Purchaser or Purchaser’s nominee together with any additional deliveries related thereto as set forth in the Real Estate Purchase Agreement;

(xiii)         Waiver and Release executed by each Seller and each director of Company, Subsidiary and Affiliate;

(xiv)        Such other documents and items as are reasonably necessary or appropriate to effect the consummation of the transactions contemplated hereby; and

(xv)         Memorandum of Understanding between the Purchaser and Edward D. Riley regarding future employment with Purchaser.

(xvi)        Board of Directors’ Consents for the Company; Secretary’s Certificate; and Shareholder’s Consents for the Company.

(c)           Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall execute, where necessary or appropriate, and deliver to the Seller each and all of the following:

(i)            Payment of the Interim Purchase Price and payment of the purchase price for the Affiliate’s Owned Real Estate in the manner set forth in Section 2.2 of this Agreement;

(ii)           the Real Estate Purchase Agreement executed by the Purchaser or an affiliate of Purchaser;

(iii)          A copy certified by the Secretary of the Purchaser of the duly adopted resolutions of the Board of Directors of the Purchaser approving this Agreement, including the Ancillary Documents, and authorizing the execution and delivery of this Agreement and the Ancillary Documents, and the consummation of the transactions contemplated hereby and thereby.

(iv)          A duly executed written opinion letter by counsel for the Purchaser, dated as of the Closing Date, addressed to the Seller;

(v)           A certificate of good standing of the Purchaser issued by the Secretary of State of the Purchaser’s state of incorporation or the equivalent; and

(vi)          Such other documents and items as are reasonably necessary or appropriate to effect the consummation of the transactions contemplated hereby or which may be customary under local law.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE SELLER

As an inducement for the Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, each Seller jointly and severally represents and warrants to the Purchaser that each and all of the following representations and warranties are true and correct as of the date of this Agreement and at Closing. The Schedules shall be arranged in paragraphs corresponding to the sections and subsections contained in this Article 3.

3.1.         Organization and Good Standing.

(a)           Schedule 3.1 contains a complete and accurate list for the Company, Subsidiary and Affiliate of its jurisdiction of incorporation (or other formation). The Company, Subsidiary and Affiliate are duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation (or other formation), with full power and authority to conduct their respective businesses as same are now being conducted, to own or use the properties and assets that each purports to own, lease, operate or use in the conduct of their respective businesses, and to perform all their respective obligations under any Contracts. The Company, Subsidiary and Affiliate are licensed or qualified to transact business and are in good standing as a foreign corporation in each jurisdiction (including European jurisdiction) in which, because of its business conducted there or the nature of its assets or properties there, it could be required to be so licensed or qualified, unless the lack of registration does not have a Material Adverse Effect on the Business. Each such foreign jurisdiction is set forth in Schedule 3.1.

(b)           Seller has delivered to Purchaser copies of the organizational documents of the Company, Subsidiary and Affiliates, as currently in effect.

3.2.         Authority; No Conflict.

(a)           This Agreement constitutes the legal, valid, and binding obligation of the Seller, enforceable against each Seller in accordance with its terms. The documents delivered by the Seller will constitute the legal, valid, and binding obligations of each Seller, enforceable against each Seller in accordance with their respective terms. Each Seller has the right, power, authority, and capacity to execute and deliver this Agreement and the Ancillary Documents to which he is a party, and to perform his obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Ancillary Documents to which any Seller is or shall be a party have been duly authorized by all necessary action on the part of such Seller. This Agreement and the Ancillary Documents have been duly executed and delivered by each Seller which is a party thereto.

(b)           Except as set forth on Schedule 3.2(b), neither the execution nor delivery of this Agreement and the Ancillary Documents nor the consummation or performance of any of the contemplated transactions will, directly or indirectly:

(i)            contravene, conflict with, or result in a violation of (A) any provision of the organizational documents of the Company, Subsidiary or Affiliate, or (B) any resolution adopted by the board of directors, the shareholders, members of the Company, Subsidiary or Affiliate, as the case may be;

(ii)           contravene, conflict with, or result in a breach or violation of, or constitute a default under (or an event which, with or without notice, lapse of time or both, could constitute a default) or result in the invalidity of, or accelerate the performance required by or cause or give rise to any right of acceleration or termination of any right or obligation pursuant to any agreement or commitment to which any Seller, the Company, Subsidiary or Affiliate is a party or by which any Seller, the Company or Subsidiary (or any of their respective assets or properties) is subject or bound;

(iii)          contravene, conflict with, or result in a breach or violation of, or constitute a default under (or an event which, with or without notice, lapse of time or both, could constitute a default) or result in the invalidity of the Swiss Tax Agreement;

(iv)          result in the creation of, or give any third party the right to create, any Encumbrance upon the Stock or any assets or properties of any Seller, the Company, Subsidiary or Affiliate;

(v)           conflict with any Applicable Laws to which any Seller, the Company, Subsidiary or Affiliate or any assets or properties of any of the foregoing are subject;

(vi)          terminate or modify, or give any third party the right to terminate or modify, the provisions or terms of any contract or agreement to which any Seller, the Company, Subsidiary or Affiliate is a party or by which any Seller, the Company, Subsidiary or Affiliate (or any of their respective assets or properties) is subject or bound;

(vii)         require any Seller, the Company, Subsidiary or Affiliate to obtain any Consent; or

(viii)        result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under any contract or agreement to which any Seller, the Company, Subsidiary or Affiliate or any Subsidiary is a party or by which any of their respective assets or Properties is subject or bound.

3.3.         Capitalization.

The capitalization and identity of each shareholder or member of each of the Company, the Subsidiary and the Affiliate, is as follows:

(a)           The authorized capital stock of the Company consists solely of 300,000 shares of common voting stock, One Cent ($0.01) par value, of which 200,000 shares are issued and outstanding on the date hereof, and are owned beneficially and of record by the Seller, free and clear of all Rights and Encumbrances. Said shares are divided as follows: 102,000 designated as Class A are owned by Edward Riley and 98,000 designated as Class B are owned by Russell Holmes. The Stock is validly issued, fully paid and nonassessable and was issued in compliance with Applicable Laws. The Company is the sole legal, beneficial and equitable shareholder of 97 of the 100 issued and outstanding equity interests in and with respect to the Subsidiary. None of the Stock has been issued in violation of the rights of any Person. As of the date hereof, (i) there are no Rights outstanding, and (ii) there are no agreements, understandings or commitments relating to the Rights of the Seller to vote or dispose of the Stock.

(b)           The authorized share capital of the Subsidiary consists solely of One Hundred Thousand Swiss Francs (CHF 100,000.-), with one hundred (100) registered shares of stock, each having a nominal value of One Thousand Swiss Francs (CHF 1,000.-), with one hundred shares of stock issued and outstanding on the date hereof, and 97 of said 100 shares owned beneficially and of record by the Company, free and clear of all liens and Encumbrances. Of the remaining three shares, the three directors of the Subsidiary, Dr. Hans-Rudolf Staiger and Dr. Michael Hamm (each in a fiduciary capacity as trustee for the benefit of the Company pursuant to Trust Agreements with the Company dated April 12, 1999) and Edward Riley, each hold one share in trust on behalf of the Company in accordance with applicable Swiss law, which provides that each director of a Swiss company must also be a shareholder and that a majority of such directors must be Swiss or EU citizens, domiciled in Switzerland. The outstanding stock of the Subsidiary is validly issued, fully paid and nonassessable and was issued in compliance with Applicable Laws. None of the outstanding stock of the Subsidiary has been issued in violation of the rights of any Person. As of the date hereof, (i) there are no Rights outstanding, and (ii) there are no agreements, understandings or commitments relating to the rights of the Company to vote or dispose of the stock of the Subsidiary.

(c)           The Affiliate is a Maine Limited Liability Company and sole owner of the Owner Real Estate. The equity of the Affiliate is owned 51% by Edward Riley and 49% by Russell Holmes.

3.4.         Clear Title. Except as otherwise set forth in Schedule 3.4 or the leased property disclosed in Schedule 3.15(d) hereto, on the Closing Date, (i) the Company, Subsidiary and Affiliate hold good title (or valid and enforceable leasehold interests) to their respective personal property, and (ii) such personal property is and shall be free and clear of any and all Encumbrances of any kind, nature and description whatsoever, except for Encumbrances which are disclosed, reflected or reserved for or against in the Balance Sheets, or are being released by payment from Closing proceeds.

3.5.         Condition of Assets. All of the properties and assets of the Company, Subsidiary and Affiliate are the assets used to operate their respective businesses as currently conducted, (ii) such properties and assets have been properly maintained, consistent with past practices, and are in good operating condition, normal wear and tear excepted, and (iii) all leased property is in the condition received by the Company and Subsidiary at the time of the lease, normal wear and tear excepted.

3.6.         Legal Proceedings. Except as set forth on Schedule 3.6(a), there has not been in the twenty-four (24) months prior to the date hereof any claims, actions, suits, inquiries, proceedings, orders or investigations of any kind or nature whatsoever, at law or in equity, by or before any court or Governmental Body. Except as set forth on Schedule 3.6(b), there are no claims, actions, suits, inquiries, proceedings, orders or investigations of any kind or nature whatsoever, at law or in equity, by or before any court or Governmental Body, or to the Seller’s Knowledge, Threatened against or involving or potentially involving:

(a)           the Company, Subsidiary, Affiliate or Business, assets, properties, officers or directors, or which questions or challenges the validity of this Agreement, any Ancillary Document or any action taken or to be taken by Seller pursuant to this Agreement, the Ancillary Document or in connection with the contemplated transactions; and, to the Seller’s Knowledge, there is no valid basis for any such claim, action, suit, inquiry, proceeding or investigation; or

(b)           any Seller, which could adversely affect the consummation of the contemplated transactions.

(c)           Neither the Company, Subsidiary nor Affiliate is subject to any judgment, order, decree or legal requirement which involves more than $25,000. The Company has delivered to Purchaser copies of all pleadings, correspondence, and other documents relating to any of the foregoing.

3.7.         Labor Matters. Except as set forth in Schedule 3.7 hereto, the Company and the Subsidiary, individually or collectively, have never been a party to any collective bargaining agreement or other labor Contract and there is not presently pending or existing, and to the Seller’s Knowledge, the Company or the Subsidiary, there is not Threatened (i) any strike, slowdown, walkout, picketing, work stoppage, labor arbitration or other Proceeding in respect of the grievance of any employee, (ii) any application or complaint filed by any employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration or any comparable Governmental Body, (iii) any other employee claim under any Applicable Laws; or (iv) any organizational activity or other labor dispute against or affecting the Company or the Subsidiary, and no application for certification of a collective bargaining agreement is pending or, to the Seller’s Knowledge, the Company or the Subsidiary, is Threatened. There is no lockout of any employees by the Company or the Subsidiary and no such action is contemplated by either the Company or the Subsidiary. Except as set forth in Schedule 3.7 hereto, there is no Proceeding pending or, to the Seller’s Knowledge, the Company or the Subsidiary, Threatened by any Person against the Company or the Subsidiary or any of their current or former officers, directors or employees relating to employment, equal employment opportunity, discrimination, harassment, wrongful discharge, unfair labor practices, immigration, wages, hours, benefits, collective bargaining, the payment of social security or similar Taxes, occupational safety and health or plant closing. Except as disclosed in Schedule 3.7, there are no worker’s compensation claims pending against the Company or Subsidiary, and the Seller have no Knowledge of any basis for any such claim.

3.8.         Tax Matters.

(a)           Tax Returns. The Company, Subsidiary and Affiliate have timely filed, or caused to be timely filed, with the appropriate taxing authorities, all Tax Returns that are required to be filed by, or with respect to, the Company, Subsidiary and Affiliate on or prior to the Closing Date. The Returns have accurately reflected and will accurately reflect all Liability for Taxes of the Company, Subsidiary and Affiliate for the periods covered thereby. Schedule 3.8(a) lists all income Tax Returns filed with any Governmental Body with respect to the Company, Subsidiary and Affiliate for the taxable periods ended on or after September 30, 2001.

(b)           Payment of Taxes. All Taxes and Tax Liabilities of the Company, Subsidiary and Affiliate for all taxable years or periods that end on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year or period ending on the day immediately preceding the Closing Date (“Pre-Closing Period”) have been timely paid to the extent due and/or adequate provisions have been made for taxes which have accrued and/or become due or become due through the Closing Date and there are no further liabilities for any Taxes, except as reflected in Schedule 3.8(b).

(c)           Other Tax Matters. Except as set forth in Schedule 3.8(c):

(i)            the Company, Subsidiary and Affiliate have not been the subject of a dispute or claim or an audit or other examination of Taxes by the Tax authorities of any Governmental Body, nor have the Company, Subsidiary or Affiliate received any notices from any such taxing authority relating to any issue which could have a Material Adverse Effect.

(ii)           the Seller, the Company, Subsidiary and Affiliate have not (A) entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of the Company or the Subsidiary, or (B) contested the Tax Liability of the Company, Subsidiary or Affiliate before any Governmental Body.

(iii)          the Company, Subsidiary or Affiliate have not been included in any “consolidated,” “unitary” or “combined” Tax Return provided for under Applicable Law with respect to Taxes for any taxable period for which the statute of limitations has not expired other than the consolidated group the parent of which is the Company.

(iv)          all Taxes which the Company, Subsidiary and Affiliate are (or have been) required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

(v)           there are no Tax sharing, allocation, indemnification or similar agreements in effect as between the Company and/or the Subsidiary or any predecessor or Affiliate thereof and any other party (including the Seller and any predecessors or Affiliates thereof) under which the Purchaser, the Company, Subsidiary or Affiliate could be liable for any Taxes or other claims of any Person.

(vi)          the Company is and has been a validly electing S Corporation within the meaning of Code §§1361 and 1362 at all times since September 11, 1992.

(vii)         the Subsidiary is not, and has never been treated as, a “qualified subchapter S subsidiary” within the meaning of Code §1361(b)(3)(B).

(viii)        the Company will not be liable for any Tax under Code §1374 in connection with the deemed sale of the Company’s assets caused by the Code §338(h)(10) Election. Within the past ten (10) years, the Company has not (A) acquired assets from another corporation in a transaction in which the Company’s tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (B) acquired the stock of any corporation that is or was a qualified subchapter S subsidiary.

(ix)           The Subsidiary is not in breach or default, and there is no basis for any claim of breach or default, under the Swiss Tax Agreement and there exists no event or condition which (whether with or without notice, lapse of time, or both) could constitute a breach or default thereunder, give rise to a right to assess or impose additional Taxes on the Subsidiary, retroactively or otherwise, or give rise to any Encumbrance on its property or assets, except as specified on Schedule 3.8(c)(ix).

(x)            there is no action, suit, taxing authority proceeding, audit, or investigation now in progress, pending or, to the Seller’s Knowledge, Threatened against or with respect to the Company, Subsidiary or Affiliate with respect to any Tax.

(xi)           the Company, Subsidiary or Affiliate do not reasonably expect any taxing authority to claim or assess any additional Tax against them for any period ending on or prior to the Closing Date, and to the Seller’s Knowledge, there is no basis for any such claim or assessment.

(xii)          neither the Company, Subsidiary or Affiliate has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that purported or was intended to be governed in whole or in part by IRC Section 355 or Section 361.

(xiii)         neither the Company, Subsidiary or Affiliate has been a member of an affiliated or similar group filing a consolidated, combined, unitary or similar income tax return other than the consolidated group of which the Company is the common parent or has any liability for the Taxes of any Person (other than the Company and Subsidiary) under Treas. Reg. §1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by agreement, or otherwise.

3.9.         Employee Benefits.

(a)           Schedule 3.9 (a) is a complete list of each “Benefit Plan” (within the meaning of Section 3(3) of ERISA) and each other employee benefit plan, agreement, policy, trust fund or arrangement (whether written or unwritten, insured or self-insured) maintained or contributed to (or with respect to which any obligation to contribute has been undertaken) by the Company or Subsidiary on behalf of any employee or other service provider of the Company or Subsidiary (whether current, former, or retired) or their beneficiaries or with respect to which the Company or Subsidiary has or may have any obligation or liability (contingent or otherwise) (each “Benefit Plan”). With respect to each Benefit Plan, Seller has delivered to Purchaser (1) current, accurate and complete copies of each such Benefit Plan and all contracts relating thereto (including without limitation all trust agreements, insurance or annuity contracts, investment management agreements, record keeping agreements and other material documents or instruments relating thereto), and in the case of any Benefit Plan that is not in written form, an accurate description of all material aspects of that Benefit Plan; (2) copies of the most recent Internal Revenue Service determination letter (including copies of any outstanding requests for determination letters) or opinion letter with respect to each such Benefit Plan which is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) intended to qualify under Section 401(a) of the IRC; and (3) copies of the most recent Forms 5500 annual report and accompanying schedules, and the most recent summary plan descriptions.

(b)           Subsidiary meets the requirements of Applicable Law with regard to the quantity and quality of Benefit Plans provided, and all Benefit Plans, including both mandatory governmental plans have been maintained, are fully funded and administered in accordance with Applicable Law, and comply in form and in operation in all material respects with the requirements of Applicable Law.

(c)           Each Benefit Plan has been maintained, funded and administered in accordance with the terms of such Benefit Plan and complies in form and in operation in all material respects with the requirements of Applicable Law, including ERISA and the IRC.

(d)           All contributions (including all inter-company charges, employer contributions and employee salary reduction contributions) that are due have been made to each Benefit Plan that is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA). All premiums or other payments (including all inter-company charges) that are due have been paid with respect to each such Benefit Plan that is an “employee welfare benefit plan” (within the meaning of Section 3(1) of ERISA).

(e)           Each Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the IRC has received a determination letter from the IRS to the effect that it meets the requirements of Section 401(a) of the IRC.

(f)            Neither the Company, Subsidiary, any ERISA Affiliate or any of their respective predecessors has ever contributed to, contributes to, has ever been required to contribute to, or otherwise participated in or maintains sponsors or in any way, directly or indirectly, has any liability with respect to any plan subject to Section 412 of the IRC, Section 302 of ERISA or Title IV of

ERISA, including, without limitation, any employee pension benefit plan that is a “defined benefit plan” (as defined in ERISA §3(35), any “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the IRC) or any single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) which is subject to Sections 4063, 4064 or 4069 of ERISA.

(g)           No non-exempt “prohibited transaction,” within the meaning of Section 4975 of the IRC and Section 406 of ERISA, has occurred or is reasonably expected to occur with respect to the Employee Benefit Plans.

(h)           No Benefit Plan is under, and neither Seller, Company or Subsidiary has received any notice of, an audit or investigation by the IRS, Department of Labor or any other Governmental Entity and no such completed audit, if any, has resulted in the imposition of any tax or penalty.

(i)            The Company, Subsidiary or any ERISA Affiliate has no unfunded liabilities pursuant to any Benefit Plan that is not intended to be qualified under Section 401(a) of the IRC and is an employee pension benefit plan within the meaning of Section 3(2) of ERISA, a nonqualified deferred compensation plan or an excess benefit plan. Schedule 3.9(i) of the Disclosure Schedule sets forth a true, correct and complete list of each Benefit Plan which is a nonqualified deferred compensation plan. Each such nonqualified compensation plan, whether deferred or otherwise, is not subject to IRC 409A.

(j)            The consummation of the contemplated transactions alone, or in combination with a termination of any employee, officer, director, other service provider or stockholder of the Company or Subsidiary (whether current, former or retired): i) will not give rise to any liability under any Benefit Plan, including, without limitation, liability for severance pay, unemployment compensation, termination pay or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, officer, director, other service provider or stockholder of the Company or Subsidiary (whether current, former or retired) or their beneficiaries; and ii) will not cause any Benefit Plan or contract of insurance or other ancillary agreement to become void or voidable or cause any increase in cost, other than cost increases or decreases attributable to annual renewal. No amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the contemplated transactions, by any employee, stockholder or other service provider of the Companies who is a “disqualified individual” (as such term is defined in Treas. Reg. §1.280G—1) under any Benefit Plan or otherwise could be characterized as an “excess parachute payment” (as defined in Sections 280G(b)(1) and 280G(b)(5) of the IRC).

(k)           Any individual who performs services for the Company or Subsidiary and who is not treated as an employee for federal income tax purposes by the Company or Subsidiary is not an employee under applicable law or for any purpose including, without limitation, for tax withholding purposes or Employee Benefit Plan purposes.

(l)            WARN Compliance. The Company has complied in all respects with the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq., and its corresponding regulations, and any similar state law, rule or regulation or local ordinance, rule or regulation, in each case in effect as of the date hereof, providing for notification to employees affected by closing, relocation, sale of business, mass layoff or similar event (collectively, the “WARN Acts”) on account of closings, relocations, sales of businesses, mass layoffs or similar events occurring on or prior to the Closing and all related notices, payments, fines or assessments due to any Government Body pursuant to such WARN Acts. The Company and Subsidiary have complied with European/Swiss equivalents of the WARN Acts.

3.10.       Guarantees. Except as set forth in Schedule 3.10, (i) none of the obligations of the Company, Subsidiary or Affiliate is guaranteed by, or subject to a similar contingent Liability to, any Person, and (ii) neither the Company, Subsidiary nor Affiliate has, individually or collectively, guaranteed, or otherwise become contingently liable for, any Liability of any Person.

3.11.       Financial Statements.

(a)           The Seller has caused the Company, Subsidiary and Affiliate to furnish true and correct copies of the financial statements (and the respective audit reports) identified in Schedule 3.11 hereto to the Purchaser. All of said financial statements, including any notes thereto, fairly present the consolidated financial position and condition of the Company, Subsidiary and Affiliate as of their respective dates and the results of their operations for the periods covered in accordance with GAAP applied by the Company, Subsidiary and Affiliate on a consistent basis throughout the periods covered thereby and on a basis consistent with that of prior years and periods; provided, however, that any unaudited financial statements listed on such Schedule 3.11 are subject to year-end adjustments and lack footnotes and other required presentation items and have not been prepared in accordance with GAAP. Except for Liabilities (i) reflected or reserved against in the consolidated balance sheets of the Company and the Subsidiary as of March 31, 2006 (the “Balance Sheet Date”) or in the notes thereto (collectively, the “Balance Sheets”), (ii) incurred in the Ordinary Course of Business since the Balance Sheet Date (none of which resulted from, arose out of, is related to, or was caused by any breach of Contract), and/or (iii) set forth in Schedule 3.11 hereto, the Company and the Subsidiary do not have any Liabilities.

(b)           As of the Balance Sheet Date, and except as set forth in Schedule 3.11 hereto, the Company, the Subsidiary and Affiliate have no material Liabilities or obligations secured or unsecured (whether accrued, absolute, contingent) of which, under GAAP, should have been, but which were not reflected or reserved against in the Balance Sheets.

(c)           Since the Balance Sheet Date, the Company, the Subsidiary and the Affiliate, have not incurred any Liabilities or obligations including, without limitation, any items of litigation of a type, kind or nature not reflected or reserved against in the Balance Sheets.

(d)           The prepaid expenses on the Balance Sheets have been incurred solely for the benefit of the Company, Subsidiary or Affiliate, and the Company, Subsidiary or Affiliate, will retain the benefits of such prepaid expenses after the Closing Date.

(e)           The inventories of the Company and the Subsidiary (including, without limitation, raw materials, supplies, manufactured and processed parts, containers, work in process and finished goods) are not damaged, or defective, and consist of items which are usable or salable in the Ordinary Course of Business, and, if salable, are salable at values no less than the book value amounts, subject only to the reserve for inventory write-down set forth on the face of the Balance Sheets in accordance with past custom and practice of Seller, provided such customs and practices were consistent with GAAP. To Seller’s Knowledge, the Inventory is not obsolete.

3.12.       Absence of Certain Developments. Except for the transactions contemplated by this Agreement or as otherwise set forth on Schedule 3.12 hereto, since the Balance Sheet Date, (i) there has not been any development or combination of developments affecting the Company, Subsidiary or Affiliate of which the Seller’s Knowledge has had, or is likely to have, a Material Adverse Effect, and (ii) the Company, Subsidiary and Affiliate have conducted the Business in the Ordinary Course of Business and since the Balance Sheet Date there has not been:

(a)           a change in the Company’s or Subsidiary’s authorized or issued capital; grant of any stock option or right to purchase shares of capital stock or other securities of the Company, Subsidiary or Affiliate; issuance of any security convertible into such capital stock or other securities; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company or Subsidiary of any shares of any such capital stock or other securities; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock or other securities;

(b)           payment or increase by the Company or Subsidiary of any bonuses, salaries, or other compensation to any stockholder, member, partner, director, manager, officer, or employee, except payments or increases granted or agreed to be made in the Ordinary Course of Business consistent with past practices;

(c)           adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee Benefit Plan for or with any employees of the Company or any Subsidiary;

(d)           loss of the employment, services or benefits of any officers or management level employees;

(e)           a loan to, or entering into any other transaction with, any of the directors, officers, and employees of the Company or Subsidiary except in the Ordinary Course of Business consistent with past practice;

(f)            damage to, destruction or other loss of, condemnation, taking or other proceeding against, any asset or property of the Company or any Subsidiary, whether or not covered by insurance;

(g)           incurrence of any indebtedness or other liability (whether known or unknown, absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise, and whether due or to become due), except for liabilities reflected in the Balance Sheets or incurred after the date of the Balance Sheets in the Ordinary Course of Business consistent with past practice;

(h)           disposal of, abandonment or permitted lapse of any rights to the use of any Intellectual Property, or disposal of or disclosure, or permitted disclosure (except as necessary in the conduct of its business), to any Person other than Representatives of Purchaser, any trade secret, formula, or similar information not theretofore a matter of public knowledge;

(i)            cancellation of any debts or waiver of any claims or rights other than in the Ordinary Course of Business consistent with past practice;

(j)            payment, discharge or satisfaction of any claim, Liability or obligation other than the payment, discharge or satisfaction of claims, Liabilities and obligations incurred in the Ordinary Course of Business and consistent with past practice;

(k)           (i) prepayment of any obligation having a fixed maturity of more than ninety (90) days from the date such obligation was issued or incurred, or (ii) failure to pay when due, any account payable, or sought the extension of the payment date of any account payable;

(l)            a writing off as uncollectible any notes or accounts receivable;

(m)          entry into, termination of, amendment of, or receipt of notice of termination of any Contract or transaction involving a total commitment by or to the Company or Subsidiary of at least $25,000;

(n)           a sale, lease, or other disposition of any asset or property of the Company or any Subsidiary (except the sale of inventory in the Ordinary Course of Business consistent with past practice);

(o)           creation of an Encumbrance on any asset or property of the Company or Subsidiary;

(p)           execution of any agreement that materially limits or restricts the Company or Subsidiary from engaging or competing in any line of business or in any geographic area or location;

(q)           execution of any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing employment contract or agreement or adopted, amended, modified or terminated any Benefit Plan;

(r)            any change or amendment in its articles of incorporation or bylaws;

(s)           an issuance or sale of any securities; acquired, directly or indirectly, by redemption or otherwise; or a grant or arrangement regarding any options, warrants, calls or commitments of any kind with respect thereto;

(t)            any capital expenditure exceeding $25,000;

(u)           any Liabilities, except Liabilities incurred in the Ordinary Course of its Business, to which the Company, Subsidiary and/or Affiliate have incurred or become subject to, or have agreed to incur or become subject to,

(v)           a sale, assignment, transfer, conveyance, lease or other disposition of any material assets or properties of the Company or the Subsidiary, except in the Ordinary Course of Business;

(w)          execution of any other material transaction, contract or commitment outside of the Ordinary Course of Business, except with respect to the transactions contemplated by this Agreement;

(x)            any work stoppage with respect to the Business or obtained Knowledge of any threatened or anticipated work stoppage;

(y)           any material damage or loss to its Business that would have a Material Adverse Effect;

(z)            any change in its method of accounting;

(aa)         any Proceedings instituted or settled; or

(bb)         either directly or indirectly, a performance, or failure to perform, any act which would result in the creation or imposition of any Encumbrance on any of the properties or assets of the Company or Subsidiary, or otherwise adversely affect the marketability of the Company’s or Subsidiary’s title to any of its properties or assets, outside of the Ordinary Course of Business.

3.13.       Intellectual Property. Schedule 3.13 hereto contains a list and description of all Intellectual Property owned or licensed by the Company or Subsidiary or used by the Company or Subsidiary in the operation of the Business. Except as set forth in Schedule 3.13, the Company and Subsidiary have all rights necessary to use such Intellectual Property, and each Seller, the Company and Subsidiary have no Knowledge of any asserted or Threatened claim to the effect that the operation of the Business (or the possession or use in the Business of any of the Intellectual Property listed and set forth in Schedule 3.13 hereto) infringes the Intellectual Property rights of any other Person or that such Intellectual Property rights have been terminated. Except as set forth in Schedule 3.13, the Seller has no Knowledge of any claim that any of the Intellectual Property set forth in Schedule 3.13 is invalid; and, except as set forth in Schedule 3.13 hereto, neither the Company nor the Subsidiary is obligated under any Contract or otherwise to pay royalties, fees or other payments with respect to any of the Intellectual Property listed and set forth in Schedule 3.13 hereto. Except as set forth in Schedule 3.13, the consummation of the transactions contemplated by this Agreement will not adversely affect the use by the Company or Subsidiary of any of the Intellectual Property set forth in Schedule 3.13 hereto.

3.14.       Compliance with Laws. The Business (i) has been operated and the Company, Subsidiary and Affiliate are in compliance in all respects with the requirements of Applicable Laws to which the Business, the Company, Subsidiary and Affiliate are subject, and (ii) neither the Company nor the Subsidiary or Affiliate have received any notice of, and the Seller has no Knowledge of, any violation of any Applicable Laws respecting the Company, Subsidiary or Affiliate. The Company, Subsidiary and Affiliate have obtained and complied, in all material respects, with all Permits set forth in Schedule 3.31 and other approvals necessary to conduct the Business and be in compliance with Applicable Laws, including, but not limited to, all permits and other approvals required to treat, transport, store, dispose of and otherwise handle Hazardous Materials.

3.15.       Contracts. Except for Benefit Plans which are set forth on Schedule 3.9, Schedule 3.15 contains a complete and accurate list of all material Contracts, and the Company has delivered to Purchaser true, correct and complete copies of all material Contracts including:

(a)           each Contract that involves performance of services or delivery of goods or materials by the Company, Subsidiary or Affiliate of an amount or value in excess of $25,000 after the Closing Date;

(b)           each Contract that involves performance of services or delivery of goods or materials to the Company, Subsidiary or Affiliate of an amount or value in excess of $25,000 after the Closing Date;

(c)           each Contract that involves expenditures or receipts of the Company or Subsidiary in excess of $25,000;

(d)           each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other material Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $25,000 and with terms of less than one (1) year);

(e)           each Contract containing covenants that purport to restrict the business activity of the Company, Subsidiary or Affiliate or limit the freedom of the Company or Subsidiary to engage in any line of business or to compete with any Person;

(f)            each partnership or joint venture agreement between the Company, Subsidiary or Affiliate and a third party whether or not a separate legal entity is created thereby;

(g)           each Contract with an employee, independent contractor or subcontractor of the Company, Subsidiary and Affiliate, including contracts for employment, severance, consulting, deferred compensation or benefit plans or agreements.

(h)           each collective bargaining agreement or union agreement, with respect to employees of the Company or Subsidiary;

(i)            each bonus, profit sharing, retirement or other form of deferred compensation plan of the Company or Subsidiary;

(j)            each equity purchase, option or similar plan;

(k)           each Contract pertaining to any Intellectual Property (other than off-the-shelf software);

(l)            each Contract pursuant to which the Company or Subsidiary has guaranteed any obligations of other Persons or made any agreements to acquire or guarantee any obligations of or indemnify or hold harmless other Persons;

(m)          each Contract relating to the lease or similar arrangement of any machinery, equipment, motor vehicles, furniture, fixture or similar property of an amount or value in excess of $25,000 and;

(n)           each Contract to which any Governmental Body is a party;

(o)           each Contract relating to the sale or other disposition of any of assets or property or other rights of the Company or Subsidiary, other than with respect to obsolete equipment;

(p)           each Contract that could obligate the Company or Subsidiary to repair, replace, accept the return of or make any refund in respect of any service performed by the Company or Subsidiary;

(q)           each Contract pursuant to which the Company or any Subsidiary is or may be obligated to make payments, contingent or otherwise, on account of or arising out of prior acquisitions or sales of businesses, assets or stock of other Persons;

(r)            each Contract which provides for contingent payments or earn-outs;

(s)           each Contract which provides for termination, acceleration or other similar rights with respect to any direct or indirect change of control of the Company or any Subsidiary;

(t)            each Contract with a related person;

(u)           each Contract that involves any outstanding loan or advance to any Person.

(v)           each other Contract not made in the Ordinary Course of Business of the Company and Subsidiary.

3.16.       Contracts; Compliance.

(a)           The Company, Subsidiary and/or Affiliate are not in breach or default, and there is no basis for any claim or breach or default, under any Contract (whether written or oral) to which the Company, Subsidiary or Affiliate is a party or by which the Company or any Subsidiary or any of its assets or properties are bound and, there exists no event or condition which (whether with or without notice, lapse of time, or both) could constitute a default thereunder, give rise to a right to accelerate, modify or terminate any provision thereof or give rise to any Encumbrance on its property or assets or a right to any additional or guaranteed payments; and to the Seller’s Knowledge, no other party to any such Contract is in breach or default thereof.

(b)           Each Contract listed on Schedule 3.15 is valid and in full force and effect and constitutes a legal, valid and binding obligation of the Company, Subsidiary or Affiliate, and, to the Seller’s Knowledge, the other parties thereto, enforceable in accordance with its terms, and will not cease to be valid and in full force and effect after the Closing Date; accurate and complete copies thereof, together with all amendments thereto, have been heretofore delivered to Purchaser.

3.17.       Real Estate. Owned Real Estate and Leased Real Estate shall collectively be referred to herein as “Real Estate” with respect to the Real Estate:

(a)           Schedule 3.17(a) contains a description segregated by the Company, Subsidiary, and Affiliate for each parcel of Owned Real Estate and a listing and description (including the parties, term, expiration date(s), address, and the general use description of the leased premises) of each written or oral lease regarding Leased Real Estate (the leases of Leased Real Estate described in Schedule 3.17(a) are collectively, the “Leases”);

(b)           Except as set forth in Schedule 3.17(b) hereto, there are no deferred property Taxes or assessments with respect to the Real Estate which may or will become due and payable as a result of the consummation of the transaction contemplated hereby;

(c)           The Affiliate is the sole owner in fee simple title of each parcel of Owned Real Estate and each such parcel is free and clear of any and all Encumbrances, except (A) those parcels of Owned Real Estate with encumbrances as set forth in Schedule 3.17(d), and (B) (i) those encumbrances set forth in Schedule 3.17(c) hereto, including (ii) municipal zoning ordinances, recorded or platted easements for public utilities and recorded building and use restrictions and covenants, (iii) general Real Estate Taxes and installments of special assessments payable in the year of Closing, and (iv) licenses, easements or reservations of, or rights of others for, water lines, sewers, electric lines, telephone lines, and other similar public utility purposes, or zoning or other restrictions on the use of real property (collectively the “Permitted Encumbrances”). The Permitted Encumbrances and those Encumbrances set forth in Schedule 3.17(d) hereto do not individually or in the aggregate materially impair or prohibit the current use or operation of the Owned Real Estate by the Company or Subsidiary. The Affiliate will sell, transfer, and convey said Owned Real Estate to the Purchaser, or its nominee, pursuant to the terms of a separate Real Estate Purchase Agreement;

(d)           Except for the Permitted Encumbrances and those Encumbrances set forth in Schedule 3.17(d) hereto, there are no Encumbrances which materially and adversely affect the use or occupancy of all or any part of any parcel of Owned Real Estate or any easements;

(e)           Except as set forth in Schedule 3.17(e) hereto, the improvements located on each parcel of Real Estate, including fences, driveways and other structures occupied, used or claimed by the Company, Subsidiary or Affiliate, are wholly within the boundary lines of such parcels of Real Estate and such improvements and the present uses thereof by the Company, Subsidiary or Affiliate, as applicable, do not infringe upon the rights of any other Person;

(f)            Except as set forth in Schedule 3.17(f) hereto, no buildings, fences, driveways or other structures of any adjoining owner encroach, in any material respect which interferes with the operation of the Business, upon any part of any parcel of Real Estate or any easements;

(g)           Except as set forth in Schedule 3.17(g), the Company, Subsidiary and Affiliate, as applicable, have all easements (or access through public utility easements) on to private property, construction permits, highway encroachment agreements and permits (and other similar licenses and permits) and right-of-way-licenses reasonably necessary to conduct the Business and to use and operate the Real Estate in the manner it is currently being used and operated by the Company, Subsidiary and Affiliate;

(h)           Neither the Company, Subsidiary nor Affiliate are in default in the performance of any material obligation under the Leases or easements, and, to the Seller’s Knowledge, none of the other parties to the Leases or easements are in default in performance of their material obligations thereunder, the Leases and easements are in full force and effect, and neither the Company, Subsidiary or Affiliate have assigned their rights under the Leases or easements;

(i)            Except as set forth in Schedule 3.17(i) neither the Company, Subsidiary or Affiliate have leased or granted to any other Person or entity the right to use or occupy all or any portion of the Owned Real Estate, and the Owned Real Estate is not subject to an option or right to purchase in favor of any Person or entity; and

(j)            Except as set forth in Schedule 3.17(j), each of the parcels of Owned Real Estate constitutes a separate tax parcel, and is not taxed with any other real property.

3.18.       Accounts Receivable. Scheduled 3.18 sets forth a list of aged accounts receivable which is true, correct and complete as of the indicated thereon. All of the accounts, notes and other receivables of the Company and Subsidiary represent sales actually made in the Ordinary Course of Business consistent with past practice for goods or services delivered or rendered in bona fide arm’s-length transactions, constitute only valid, undisputed claims, have not been extended or rolled over in order to make them current and should be collectible at their recorded amounts net of reserves for non-collectibility reflected on the Financial Statements in accordance with GAAP. Except as set forth in Schedule 3.18, no such account, note or other receivable has been assigned or pledged to any Person or, to the Seller’s Knowledge, is subject to counterclaims or setoffs or any other defenses.

3.19.       Books and Records; Bank Accounts. All of the books of account and other financial and corporate records of the Company and the Subsidiary (including minute books and stock records) have been made available to the Purchaser and its representatives (or will be so made available prior to the Closing Date). Such books of account and records are current and complete in all material respects. All such books and records are consistent with the financial statements set forth in Schedule 3.11 hereto. All such books and records are kept in a proper order and in the possession of the Company and the Subsidiary (as the case may be).

3.20.       Employees.

(a)           Schedule 3.20(a) sets forth a complete and accurate list of all the employees of the Company and the Subsidiary as of the date hereof (the “Employees”), together with the following information for each such Employee: name, position held, current salary, and bonus entitlement/arrangement.

(b)           None of the Employees have informed the Company or the Subsidiary that he/she intends to terminate employment with the Company or the Subsidiary, as applicable. Schedule 3.20(b)(ii) sets forth a description of any written Contract, other than the Benefit Plans set forth in Schedules 3.9(a) & (i) hereto, with respect to the conditions of employment of any of the Employees. Except as set forth in Schedule 3.20(b)(ii), all RMI Employees are employed on an “at-will” basis.

(c)           None of the Employees are working based upon a non-resident visa and the Company and the Subsidiary has complied with their respective obligations under the Immigration Reform Control Act.

3.21.       Subsidiary. Except for the Subsidiary, the Company does not own any shares of stock or other securities or equity interests, directly or indirectly, in any other Person. Except as disclosed or described in this Agreement or as set forth in Schedule 3.21 hereto, the Company is not subject to any obligation or requirement to provide funds to, or invest in, any such Person.

3.22.       Insurance.

(a)           The Company has delivered to Purchaser:

(i)            true and complete copies of all policies of insurance to which the Company, Subsidiary or Affiliate is a party or under which the Company, Subsidiary, or any officer or director of the Company, Subsidiary or Affiliate, has been covered at any time within the three (3) years preceding the date of this Agreement; and

(ii)           true and complete copies of all pending applications for policies of insurance;

(b)           Schedule 3.22(b) contains a true and complete list and/or description of:

(i)            any self-insurance arrangement by or affecting the Company, Subsidiary or Affiliate, including any reserves established thereunder;

(ii)           all insurance policies (including, but not limited to, liability, property and casualty, workers compensation, directors and officers liability, surety bonds, key man or corporate owned life insurance, vehicular and other insurance policies and contracts) covering the Company, Subsidiary or Affiliate or otherwise held by or on behalf of it, or any aspect of its assets or business, indicating the type of coverage, name of insured, the insurer, the amount of coverage, the deductibles, the premium, the expiration date, and other material terms thereof and the aggregate amounts paid thereunder.

(iii)          any Contract, other than a policy of insurance, for the transfer or sharing of any risk by the Company; and

(iv)          all obligations of the Company to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided; and

(c)           Except as set forth on Schedule 3.22(c), to Seller’s Knowledge, there are no pending claims under any of the foregoing. To Seller’s Knowledge there is no reason why any of such insurance policies or Contracts will be terminated, suspended, modified or amended, or not renewed on substantially identical terms (including, without limitation, premium costs), or will require alteration of any equipment or any improvements to real property occupied by or leased to or by the Company or Subsidiary, or the purchase of additional equipment, or the modification of any of the methods of doing business. Neither the Company, Subsidiary nor Affiliate, or to the Seller’s Knowledge, any third party to such insurance policy or Contract is in default with respect thereto, nor does any condition exist that with notice or lapse of time or both could constitute such a default by any party thereunder. Neither the Company, Subsidiary nor Affiliate have failed to give any notice or present any claim under any such insurance policy or Contract in due or timely fashion or as required thereby in a manner which may jeopardize full recovery thereunder. All such insurance policies or Contracts provide coverage in amounts and upon terms that are reasonable and adequate for Persons having similar businesses, operation, assets and properties. Complete and accurate copies of all such policies, Contracts and related documentation have previously been delivered to Purchaser.

(d)           The Seller, the Company, Subsidiary and Affiliate, as applicable, have individually or jointly maintained, and will continue to maintain until the Closing Date, the insurance set forth in Schedule 3.22(b), which insurance covers the tangible real and personal property and assets of the Company, Subsidiary, and the Affiliate, whether owned or leased, against loss or damage by fire or other casualty. The Company and Subsidiary also carry product liability insurance. All such insurance is in full force on the date of this Agreement and is carried with insurers licensed in the states affected by such policies.

(e)           The Company and Subsidiary are presently insured for general liability and worker’s compensation risks through a third party insurance company, which insurance covers claims made against the Company or Subsidiary.

(f)            The Company and Subsidiary have promptly and adequately notified the insurance carriers of any and all claims known with respect to the operations, products or services of the Company or Subsidiary for which the Company or Subsidiary are insured and no insurance carrier has denied coverage or reserved its rights with respect to such claims. The Company and Subsidiary have not been refused any insurance coverage by any insurance carrier to which they, individually or collectively, have applied for insurance during the past three (3) years.

3.23.       Brokers. Except for the engagement of TRUDEAU & TRUDEAU ASSOCIATES, INC. by the Seller, neither the Company, Subsidiary, the Seller nor the Affiliate has employed or engaged any broker, finder, agent, banker or third party, nor have they otherwise dealt with anyone purporting to act in the capacity of a finder or broker in connection with the transactions contemplated hereby. No commissions, finder’s fees or like charges have been or will be incurred by the Company or the Subsidiary or Affiliate in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. Any such commissions, finders’ fees or like charges shall be directly chargeable to and will be paid by the Seller as contemplated by the terms of this Agreement.

3.24.       Environmental Matters. Except as may be set forth in Schedule 3.24 and as set forth in the information contained in the site surveys and the environmental reports listed in Schedule 3.24, copies of which have been provided to the Purchaser, and except as would not have a Material Adverse Effect: (i) the Company, Subsidiary and Affiliate have transported, sorted, and/or disposed of Hazardous Materials handled by the Company, Subsidiary and Affiliate in a manner that is reasonably necessary for the conduct of the Business and in material compliance with Environmental Laws, (ii) to the Seller’s Knowledge, the Real Estate, during its use by the Company, Subsidiary, or Affiliate has not been used, as a landfill, dump or other disposal, storage, transfer, treating or handling area for any Hazardous Materials, except for such storage or handling of Hazardous Materials as is reasonably necessary for the conduct of the Business and in material compliance with Environmental Laws, (iii) to the Seller’s Knowledge, no asbestos, polychlorinated biphenyls, or urea formaldehyde has been placed, stored, located, or disposed on the Real Estate, and (iv) the Company, Subsidiary and Affiliate have not agreed to assume and, to the Seller’s Knowledge, have not assumed by operation of law, any environmental Liability of any other Person, including, but not limited to, environmental Liabilities under CERCLA or SARA. Except as may be set forth in Schedule 3.24 hereto, the Real Estate is not listed on the National Priorities List, the Comprehensive Environmental Response Compensation and Liability Information System, the Resource Conservation and Recovery Information System or any other governmental list of potentially contaminated properties.

3.25.       Debt. Schedule 3.25 is a true, correct and complete list of all mortgages, indentures, notes, guarantees and other obligations for or relating to borrowed money, or purchase money debt (including conditional sales contracts, capital leases and all letters of credit whether or not such letters of credit have been drawn against) for which the Company, Subsidiary, or Affiliate are primarily or secondarily obligated.

3.26.       Customers and Suppliers.

(a)           Schedule 3.26(a) contains a true and complete list of the fifteen (15) largest customers of the Company and Subsidiary in order of dollar volume of services provided during its last full fiscal year showing the total services provided in dollar volume to each such customer during such period.

(b)           Schedule 3.26(b) contains a true and complete list of the five (5) largest suppliers of the Company and Subsidiary in order of dollar volume of purchases during its last full fiscal year showing the total of purchases in dollars to each such supplier during such period.

(c)           Except as set forth on Schedule 3.26(c):

(i)            There has not been any Material Adverse Change and, to the Seller’s Knowledge, there are no facts which may reasonably be expected to indicate that any Material Adverse Change may occur in the business relationship of the Company or Subsidiary with any customer or supplier listed on Schedule 3.26(a) or Schedule 3.26(b).

(ii)           Neither the Company nor Subsidiary is engaged in any material disputes with any customers or suppliers listed or to be listed on Schedules 3.26(a) or 3.26(b) and neither the Company, Subsidiary nor any Seller has any reason to believe that any such customer or supplier intends to discontinue or adversely modify its relationship with the Company or Subsidiary after the Closing Date. In addition, to the Seller’s Knowledge, no customer listed or to be listed on Schedule 3.26(a) of the Disclosure Schedule is materially dissatisfied with its services. During the two-year period prior to the date hereof neither the Company nor Subsidiary has granted any rebate to any customer listed or to be listed on Schedule 3.26(a) of the Disclosure Schedule other than in the Ordinary Course of Business consistent with past practice.

3.27.       Seller Loans. Except as set forth in Schedule 3.27, there are no loans, advances or other obligations for borrowed money owing by the Company or the Subsidiary to the Seller.

3.28.       Adequacy of Properties. The Company, Subsidiary and Affiliate, respectively, own, lease or otherwise have adequate rights to use the tangible and intangible personal property necessary for the conduct of their Business in the manner in which such Business is presently being conducted with no material conflict with or infringement of the rights of others such that the absence of such ownership or rights could not reasonably be expected to have a Material Adverse Effect.

3.29.       Warranty and Product Liability Claims. Except as disclosed on Schedule 3.29: (a) neither the Company nor the Subsidiary has made any express warranties and guaranties with respect to any products manufactured or sold or services rendered in the operation of the Business, and (b) no claims have been asserted during the past three (3) years that any product of the Company or the Subsidiary was defective or caused any injury or harm to any person or property, including all such claims relating to returns, express or implied warranty violations, failure to warn or similar matters.

3.30.       Related Party Transactions. Except as disclosed in Schedule 3.30 hereto, no Person who is an officer, director or shareholder in the Company or the Subsidiary (either directly or indirectly), or a member of any such officer’s, director’s or shareholder’s immediate family, or any Affiliate thereof, has, directly or indirectly: (a) any financial interest in any Contract with the Company or Subsidiary, except as an owner of the Company or for compensation for services as an officer, employee or director of the Company or the Subsidiary; (b) any interest in any real or personal property used in the Company’s or Subsidiary’s business, except for the normal rights of a shareholder; or (c) any interest in (i) any Person which purchases from or sells, licenses or furnishes to either of the Company or Subsidiary any goods, property, technology or intellectual or other property rights or services or (ii) any third-party Contract to which the Company or the Subsidiary is a party or by which the Company or the Subsidiary may be bound. There are no loans, advances or other obligations for borrowed money (i) from the Seller or any Affiliate of the Seller, on the one hand, to the Company or Subsidiary, on the other hand, or (ii) from the Company or Subsidiary, on the one hand, to the Seller or any Affiliate of the Seller, on the other hand.

3.31.       Permits. Schedule 3.31 contains a complete listing and summary description of all Permits held by the Company, Subsidiary and Affiliate. Except as set forth on Schedule 3.31, the Company, Subsidiary and Affiliate hold all of the Permits that are necessary or appropriate to own and operate its Business as presently conducted, including, without limitation, all Permits required under any Applicable Laws and each such Permit is, and after the Closing shall be, in full force and effect. The Company and Subsidiary are in compliance with the terms and conditions of the Permits set forth on Schedule 3.31, and neither the Company nor Subsidiary has received any notices that the Company, Subsidiary or Affiliate is in violation of any of the terms or conditions of such Permits. There are no proceedings pending or, to the Seller’s Knowledge, Threatened which may result in the revocation, cancellation, suspension or modification of the Permits set forth on Schedule 3.31, and Seller does not have any Knowledge of any basis therefore; and the consummation of the contemplated transactions hereby will not result in any such revocation, cancellation, suspension or modification nor require the Company, Subsidiary, Affiliate or the Purchaser to make any filing or take any action in order to maintain the validity of any item listed on Schedule 3.31.

3.32.       Absence of Undisclosed Liabilities.

(a)           Neither the Company, Subsidiary nor Affiliate, has any liabilities, losses or obligations of any nature (whether absolute, known or unknown, accrued, fixed, contingent, liquidated, unliquidated, due or to become due, or otherwise), except for (i) Liabilities included or reflected in the Company’s financial statements and adequately reserved against therein in accordance with GAAP consistently applied, or (ii) Liabilities or performance obligations arising subsequent to the date of the Balance Sheet in the Ordinary Course of Business (and not as a result of a breach or default by the Company or any Subsidiary) out of or under agreements, Contracts, leases, arrangements or commitments to which the Company or Subsidiary or Affiliate is a party.

(b)           To the extent that (i) the subject matter or events giving rise to a breach of the Seller’s representations set forth in Section 3.32(a) are specifically covered by another representation in Article 3 and (ii) such other representation is qualified by Seller’s Knowledge, then such knowledge qualifier shall be deemed included in this Section 3.32 solely for purposes of determining whether the subject matter or events in question constitute a breach of this Section 3.32.

3.33.       Closing Date. All of the representations and warranties of Seller contained in this Article 3 and elsewhere in this Agreement and all information delivered in any schedule or in any certificate delivered by any Seller to the Purchaser are true and correct on the Closing Date.

3.34.       Representations and Warranties. No representation or warranty by the Seller included in this Agreement, to Seller’s Knowledge, contains any untrue statement of a material fact or omits any material fact necessary to make the information contained herein not misleading.

3.35.       Limitation on Representations and Warranties. Except for the representations and warranties contained in this Article 3, neither the Seller, the Company, the Subsidiary nor the Affiliate, nor any other Person acting on behalf of the Seller, the Company, the Subsidiary or the Affiliate, makes any representation or warranty, express or implied, concerning, without limitation, the Stock, the Business, the Company and the Subsidiary or any other matter.

3.36        Assignability of Representations and Warranties. In the event Purchaser sells or otherwise transfers the Subsidiary to another entity owned or controlled by Purchaser within the Company’s current fiscal year each of the warranties and representations in this Article 3 of this Agreement shall be deemed, as applicable, to be assigned to such transferee.

ARTICLE 4

COVENANTS OF THE SELLER

4.1.         Further Assurances. The Seller hereto shall from time to time after the Closing Date execute and deliver such additional instruments and documents, as Purchaser may reasonably request. Without limiting the foregoing, Seller specifically agrees to take any and all actions necessary under applicable law to ensure that Company and Subsidiary have full use of and rights in the Intellectual Property set forth on Schedule 3.13 following consummation of the transactions contemplated by this Agreement. Seller also agrees to execute all papers and to give such testimony and to perform such other acts as said Purchaser or affiliates may require to enable it or them to procure any continuations, divisionals, reissues or trademarks, in the United States of America and/or in any foreign country, and/or to hold, enforce or convey said Intellectual Property.

4.2.         Non-Solicitation of Employees. Each Seller agrees that for a period commencing on the Closing Date and expiring on the fifth anniversary of the Closing Date, each Seller will not, nor will any of his Affiliates, without the written consent of Purchaser, directly or indirectly, for his own account or on behalf of any other Person, (i) hire any person who is an officer or employee of the Company or Subsidiary or (ii) induce or attempt to induce any such officer or employee of the Company or Subsidiary to leave his or her employment with the Company or Subsidiary.

4.3.         Non-Solicitation or Interference with Customers and Suppliers. Each Seller agrees that for the period commencing on the Closing Date and expiring on the fifth anniversary of the Closing Date, each Seller will not, nor shall any of his Affiliates, without the written consent of Purchaser, directly or indirectly, for his own account or on behalf of any other Person, solicit, accept orders from, divert, take away or attempt to take away any of the customers or suppliers of the Company or the Subsidiary or the business or patronage of any such customers or suppliers or in any way interfere with, disrupt or attempt to disrupt any then existing relationships between the Company or the Subsidiary, on the one hand, and any of its customers or suppliers or other Persons with whom it deals, on the other.

4.4.         Non-Disclosure and Non-Competition. Each Seller will enter into a five year Non-Disclosure and Non-Competition Agreement to be executed and delivered at Closing (“Non-Competition Agreements”).

4.5.         Confidential Information; Non-Disparagement. The Seller shall not at any time use or disclose to or for the benefit of any Person other than Purchaser, the Company and Subsidiary, any information, knowledge or data relating to the Business of Purchaser, the Company or Subsidiary (including, without limitation, information relating to accounts, financial dealings, transactions, recipes, formulae, know-how, distribution methods, intangibles, customer lists, pricing lists, processes, plans, proposals and trade secrets) whether or not marked or otherwise identified as confidential or secret. The Seller and Affiliate shall not, directly or indirectly, make any statements or take any actions which in any way disparage or which could reasonably be expected to harm the reputation and/or goodwill of Purchaser.

4.6.         Acknowledgments. Each Seller acknowledges that, in view of the nature of the business of the Company and Subsidiary and the business objectives of Purchaser in entering into this Agreement and the contemplated transactions, the restrictions contained in this Article 4 are reasonably necessary to protect the legitimate business interests of Purchaser and that any violation of such restrictions will result in irreparable injury to Purchaser, the Company and Subsidiary for which damages will not be an adequate remedy. Each Seller therefore acknowledges that, if any such restrictions are violated, Purchaser, the Company and Subsidiary shall be entitled to preliminary and injunctive relief against each Seller as well as to an equitable accounting of earnings, profits and other benefits arising from such violation.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

As an inducement for the Seller to enter into this Agreement and to consummate the transactions contemplated hereby, the Purchaser represents and warrants to the Seller that each and all of the following representations and warranties are true and correct as of the date of this Agreement. The Schedules shall be arranged in paragraphs corresponding to the sections and subsections contained in this Article 5.

5.1.         Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority, corporate and otherwise, to own, operate and lease its properties and assets and to conduct its business as it is now being conducted.

5.2.         Due Authorization. The execution, delivery and performance of this Agreement and the Ancillary Documents to be executed and delivered by the Purchaser pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Purchaser. This Agreement and the Ancillary Documents have been, or will be on or before the Closing Date, duly and validly authorized, executed and delivered by the Purchaser and the obligations of the Purchaser hereunder and thereunder are or will be, upon such execution and delivery, valid, legally binding and enforceable against the Purchaser in accordance with their respective terms.

5.3.         No Breach. The Purchaser has full power and authority, corporate and otherwise, to purchase the Stock being purchased hereunder and to otherwise perform its obligations under this Agreement and the Ancillary Documents to be executed and delivered by the Purchaser pursuant hereto. The execution and delivery of this Agreement and the Ancillary Documents to be executed and delivered by the Purchaser pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby will not: (i) violate any provision of the Certificate of Incorporation or Bylaws (or comparable governing documents or instruments) of the Purchaser, (ii) violate any Applicable Laws or Injunction applicable to the Purchaser, (iii) other than filings and approvals required to comply with Applicable Laws, including applicable requirements of any Governmental Body, require any filing with, authorization, consent or approval of, or the giving of any notice to, any Person, (iv) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give another party any rights of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, lease or other Contract to which the Purchaser is a party, or by which it or any of its assets or properties may be bound.

5.4.         Investment Representations. The Purchaser understands that the Stock has not been registered under the Securities Act of 1933, as amended, or under the securities laws of any jurisdiction, by reason of reliance upon certain exemptions.

5.5.         Brokers. Neither the Purchaser nor its respective Affiliates has employed or engaged any broker, finder, agent, banker or third party, nor have they otherwise dealt with anyone purporting to act in the capacity of a finder or broker in connection with the transactions contemplated hereby. Any such commissions, finders’ fees or like charges so claimed shall be directly chargeable to and will be paid by the Purchaser, subject to Purchaser’s right to contest any such claim.

5.6.         Securities and Exchange Commission and State or Other Securities Filing Requirements. Except as set forth on Schedule 5.6 hereto, the Purchaser is not required to file any pre-acquisition notifications either with the United States Securities and Exchange Commission, any State or local governmental agencies, or with any securities exchange. If, however, any such filing is listed on Schedule 5.6, or is found to be required hereafter, Purchaser will pay all costs incurred in connection with said filing, including any filing fees, late filing penalties, and reasonable attorneys fees incurred by either Seller or Purchaser; and Purchaser shall undertake to make any such required filing in a timely manner so as not to delay the scheduled Closing Date.

ARTICLE 6

INDEMNIFICATION

6.1.         Survival of Representations and Warranties.

(a)           Representations and Warranties of the Seller. Except as noted in section 6.1(b) below each of the representations and warranties of the Seller contained in this Agreement and in any Ancillary Documents delivered by or on behalf of any of the Sellers hereto pursuant to this Agreement and the transactions contemplated hereby shall survive the Closing of the transactions contemplated hereby for a period of two (2) years after the Closing Date, or longer as expressly specified below (the “Survival Period”).

(b)           The representations and warranties in Sections 3.1, 3.2 and 3.3 shall have no expiration; (ii) the representations and warranties in Section 3.8 (the “Tax Representations”) shall survive the applicable statute of limitations; (iii) the representations and warranties in Section 3.24 (the “Environmental Representations”) will terminate upon the fifth (5th) year anniversary of the Closing Date.

(c)           Representations and Warranties of the Purchaser. The representations and warranties of the Purchaser in this Agreement will survive the Closing for two (2) years.

(d)           Covenants. All covenants of the parties will survive until terminated in accordance with their respective terms.

(e)           Certain Definitions. The term “Damages” means any and all damages, losses, claims (including Taxes), expenses, costs, fines, attorney and professional fees, interest, penalties, special and punitive damages including incidental or consequential damages; and with respect to indemnification for breach of the representations and warranties in Section 3.24 (Environmental Representations), “Damages” shall mean such liabilities as referenced above arising out of or in connection with government-mandated remediation of conditions caused by: (i) the presence of Hazardous Materials or (ii) any violation of Environmental Laws causing physical injury to persons or property. “Damages” also shall including costs incurred arising from such claims, actions, suits, demands, assessments, investigations, judgments, penalties, fines, awards, arbitrations or other proceedings, together with reasonable attorneys’ fees and expenses. The term “Purchaser Indemnitees” means the Purchaser, the Purchaser’s successors and assigns, and any present or future officer, director, partner, member, employee, agent, Affiliate, subsidiary, shareholder or Representative of each such party. The term “Seller Indemnitees” means the Seller and any present or future heir, beneficiary, successor, assign or Representative of the Seller.

(f)            The right to indemnification or payment of Damages will not be affected adversely by any investigation by any party or any knowledge acquired at any time with respect to the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant, or obligation, except for the Environmental Representations, unless any such investigation was the result of a request or directive by a Governmental Body or was reasonably required by a prospective purchaser or lender.

6.2.         Indemnification by the Seller.

Subject to the provisions of Section 6.1 above and Section 6.3 below, each Seller, jointly and severally, will indemnify and hold harmless the Purchaser Indemnitees from and against any and all Damages directly incurred, paid or accrued in connection with or resulting from or and arising out of:

(a)           the breach or inaccuracy of any representation or warranty of the Seller or Affiliate contained in this Agreement or any Ancillary Document executed by the Seller or Affiliate pursuant hereto or thereto or in any certificate delivered to Purchaser pursuant to Section 2.5 above;

(b)           the breach or violation of any covenant or other obligation of the Seller or Affiliate under this Agreement or any Ancillary Document executed by the Seller or Affiliate pursuant hereto or thereto;

(c)           all Taxes not properly paid or accrued for by the Company, the Subsidiary or Affiliate as of the Closing Date;

(d)           (A) the violation by the Company, the Subsidiary, Affiliate or any of their respective affiliates or predecessors (which shall include any Person whose liabilities, including, without limitation, liabilities arising under any Environmental Laws, have or may have been retained or assumed by the Company, the Subsidiary, Affiliate or any of their respective Affiliates, either contractually or by operation of law) of any Environmental Laws prior to the Closing Date or (B) the presence or release of any Hazardous Materials at any property, present at the property on the Closing Date, including, without limitation, any property owned, leased or operated by them prior to the Closing Date, in each case regardless of whether such violation of Environmental Laws or presence or Release of Hazardous Materials is described or referenced on Schedule 3.24 hereto; and

(e)              damages or losses incurred for the items set forth in Schedule 3.6(b) and Schedule 3.7.

6.3.         Limitations on Seller’s Indemnification Liability.

(a)           Threshold for Bringing Claims Against the Seller. If a Purchaser Indemnitee seeks indemnification for matters identified in Section 6.2(a), the indemnification by the Seller will not apply unless and until the aggregate Damages for all claims exceeds $250,000 (the “Indemnification Threshold”). Once the Indemnification Threshold has been reached (and subject to the provisions of Section 6.3(b) below), the Seller will indemnify the Purchaser Indemnitees for the full amount of such aggregate Damages exceeding the Indemnification Threshold.

(b)           Limitation of Aggregate Amount of Seller’s Liability.

(i)            Except as set forth in Section 6.3(b)(ii), 6.3(b)(iii), 6.3(b)(iv) and 6.3(b)(v), the total cumulative amount of Damages for which the Seller shall be liable to the Purchaser or Purchaser Indemnitees under Section 6.2(a) shall not exceed $8,500,000;

(ii)           Notwithstanding paragraph 6.3(b)(i) above, there shall not be any limitation on the aggregate Damages resulting from or arising out of any breach of the representations and warranties contained in Sections 3.1, 3.2, 3.3, and 3.8;

(iii)          Notwithstanding any limitations set forth above and without regard to whether any one or more of the items listed in this paragraph may be disclosed in any Schedule or otherwise known to Purchaser as of the date hereof or the Closing Date, there shall be a separate limitation not to exceed $2,500,000 on the aggregate Damages resulting from or arising out of any generation, handling, transportation, storage, treatment, disposal or Release of any Hazardous Materials occurring on or prior to the Closing Date (including without limitation those that allegedly result in, or result in, any Release or treatment of Hazardous Materials after the Closing Date), regardless of when liability is asserted, at any Offsite Facility with regard to any Hazardous Materials with which Seller was involved in any way at any time;

(iv)          The limitation does not apply to any intentional misstatement or misrepresentation, or fraudulent act; and

(v)           The limitation does not apply to any Damages arising out of or relating to the matters described in Schedule 3.6(b).

(c)           Escrowed Funds. The initial source for the Purchasers claims shall be the Escrow. The amount of any Damages for which any Purchaser Indemnitee is entitled to be indemnified under Section 6.1 of this Agreement shall be released from the Escrowed Funds pursuant to the terms of the Purchase Price Escrow Agreement; provided, however, that if the amount of Damages for which the Purchaser Indemnitees are entitled to be indemnified under Section 6.1 exceeds the amount then in the Escrowed Funds, the Seller shall be jointly and severally responsible for all such excess amounts subject to the limitations set forth in this Section 6.3.

(d)           Time Limit for Claims against Seller. Except Claims for Damages arising from or relating to: (i) a breach of the representations and warranties contained in Sections 3.1, 3.2, and 3.3 of this Agreement, which may be brought at any time prior to the expiration of such representations and warranties as provided in Section 6.1(b) above and prosecuted until its conclusion (which may be after the applicable expiration date), and (ii) matters described in Section 6.3(b)(iii), which may be brought at any time up to and including the seventh (7th) year anniversary of the Closing Date and prosecuted until its conclusion (which may be after such seventh (7th) year anniversary), no Claim for indemnification for matters identified in Section 6.2 may be asserted or brought by the Purchaser against the Seller after the applicable Survival Period has expired; provided, however, that any such Claims asserted by written notice prior to the applicable Survival Period may be prosecuted until its conclusion, which may be after the applicable Survival Period.

(e)           Insurance. Damages in respect of which the Seller is required to indemnify a Purchaser Indemnitee under this Agreement shall be (i) reduced by an amount equal to the insurance proceeds paid to or realized by the Purchaser Indemnitee with respect to any Claim giving rise to Damages under this Agreement, and (ii) increased by an amount equal to the sum of the reasonable out-of-pocket costs incurred by the Purchaser Indemnitee in its pursuit of such insurance proceeds plus all other costs incurred by the Purchaser Indemnitee as a result of any such insurance, including, but not limited to, retroactive premium adjustments, experience-based premium adjustments (whether retroactive or prospective for the duration of the indemnification period only) and indemnification or surety obligations of the Purchaser Indemnitee to any insurer.

6.4.         Indemnification by the Purchaser. The Purchaser shall indemnify and hold each Seller and each of his respective successors and assigns, harmless from, against and in respect of any and all Damages incurred, paid or accrued in connection with or resulting from or arising out of:

(a)           the breach or inaccuracy of any representation or warranty made by the Purchaser in this Agreement and the Ancillary Documents to be executed and delivered by the Purchaser pursuant hereto and thereto; or

(b)           the breach or violation of any covenant or other obligation of the Purchaser under this Agreement or any Ancillary Document executed by the Purchaser or its representatives pursuant hereto or thereto.

6.5.         Procedure for Indemnification.

(a)           In the event a party intends to seek indemnification pursuant to the provisions of Sections 6.2 or 6.4 hereof (the “Indemnified Party”), the Indemnified Party shall promptly give notice hereunder to the other party (the “Indemnifying Party”) of a claim or after obtaining written notice of any claim, investigation, or the service of a summons or other initial or continuing legal or administrative process or Proceeding in any action instituted against the Indemnified Party as to which recovery or other action may be sought against the Indemnified Party because of the indemnification provided for in Section 6.2 or 6.4 hereof, and, if such indemnity shall arise from the claim of a third party, the Indemnified Party shall permit the Indemnifying Party to assume the defense of any such claim and any litigation resulting from such claim; provided, however, that the Indemnified Party shall not be required to permit such an assumption of the defense of any claim or Proceeding which, if not first paid, discharged or otherwise complied with, would result in a material interruption or disruption of the business of the Indemnified Party, or any material part thereof. Notwithstanding the foregoing, the right to indemnification hereunder shall not be affected by any failure of the Indemnified Party to give such notice (or by delay by the Indemnified Party in giving such notice) unless, and then only to the extent that, the rights and remedies of the Indemnifying Party shall have been prejudiced as a result of the failure to give, or delay in giving, such notice. Failure by the Indemnifying Party to notify the Indemnified Party of its election to defend any such claim or action by a third party within thirty (30) days after notice thereof shall have been given to the Indemnifying Party shall be deemed a waiver by the Indemnifying Party of its right to defend such claim or action.

(b)           If the Indemnifying Party assumes the defense of such claim, investigation or Proceeding resulting therefrom, the obligations of the Indemnifying Party hereunder as to such claim, investigation or Proceeding shall include taking all steps necessary in the defense or settlement of such claim, investigation or Proceeding and holding the Indemnified Party harmless from and against any and all Losses arising from, in connection with or incident to any settlement approved by the Indemnifying Party or any judgment entered in connection with such claim, investigation or Proceeding, except where, and only to the extent that, the Indemnifying Party has been prejudiced by the actions or omissions of the Indemnified Party. The Indemnifying Party shall not, in the defense of such claim or any Proceeding resulting therefrom, consent to entry of any judgment (other than a judgment of dismissal on the merits without costs) except with the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned) or enter into any settlement (except with the written consent of the Indemnified Party, which consent shall not be unreasonably withheld, delayed or conditioned) unless (i) there is no finding or admission of any violation of Applicable Law and no material effect on any claims that could reasonably be expected to be made by or against the Indemnified Party, (ii) the sole relief provided is monetary damages that are paid in full for Losses which are or may be properly applied against the Indemnification Threshold, and (iii) the settlement shall include the giving by the claimant or the plaintiff to the Indemnified Party a release from all Liability in respect to such claim or litigation.

(c)           If the Indemnifying Party assumes the defense of such claim, investigation or Proceeding resulting therefrom, the Indemnified Party shall be entitled to participate in the defense of the claim. The Indemnified Party shall bear the fees and expenses of any additional counsel retained by it to participate in its defense unless any of the following shall apply: (i) the employment of such counsel shall have been authorized in writing by the Indemnifying Party, or (ii) the Indemnifying Party’s legal counsel shall advise the Indemnifying Party in writing, with a copy to the Indemnified Party, that there is a conflict of interest that would make it inappropriate under applicable standards of professional conduct to have common counsel. If clause (i) or (ii) in the immediately preceding sentence is applicable, then the Indemnified Party may employ separate counsel at the expense of the

Indemnifying Party to represent the Indemnified Party, but in no event shall the Indemnifying Party be obligated to pay the costs and expenses of more than one such separate counsel for any one complaint, claim, action or Proceeding in any one jurisdiction.

(d)           If the Indemnifying Party does not assume the defense of any such claim by a third party or litigation resulting therefrom after receipt of notice from the Indemnified Party, the Indemnified Party may defend against such claim or litigation in such manner as it reasonably deems appropriate, and unless the Indemnifying Party shall deposit with the Indemnified Party a sum equivalent to the total amount demanded in such claim or litigation plus the Indemnified Party’s estimate of the cost (including attorneys’ fees) of defending the same, the Indemnified Party may settle such claim or Proceeding on such terms as it may reasonably deem appropriate and the Indemnifying Party shall, subject to its defenses and the applicability of any remaining Indemnification Threshold balance amount provided for in Section 6.3 hereof, promptly reimburse the Indemnified Party for the amount of such settlement and for all reasonable costs (including attorneys’ fees), expenses and damages incurred by the Indemnified Party in connection with the defense against or settlement of such claim, investigation or litigation, or if any such claim or litigation is not so settled, the Indemnifying Party shall, subject to its defenses and the applicability of any remaining Indemnification Threshold balance provided for in Section 6.3 hereof, promptly reimburse the Indemnified Party for the amount of any final nonappealable judgment rendered with respect to any claim by a third party in such litigation and for all costs (including attorneys’ fees), expenses and damage incurred by the Indemnified Party in connection with the defense against such claim or litigation, whether or not resulting from, arising out of, or incurred with respect to, the act of a third party.

(e)           Each party shall cooperate in good faith and in all respects with each Indemnifying Party and its representatives (including without limitation its counsel) in the investigation, negotiation, settlement, trial and/or defense of any Proceedings (and any appeal arising therefrom) or any claim. The parties shall cooperate with each other in any notifications to and information requests of any insurers. No individual representative of any Person, or their respective Affiliates shall be personally liable for any Loss or Losses under this Agreement, except as specifically agreed to by said individual representative.

6.6.         Dispute Resolution. In the event a dispute arises under this Agreement, except with respect to equitable remedies pursued under this Agreement, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules except as modified by this section 6.6 (an “Arbitration”), with any hearing to be conducted in Boston, Massachusetts subject to the following further provisions:

(a)           Disputes Covered . The agreement of the parties to arbitrate covers all disputes of every kind relating to or arising out of this Agreement, and related agreement or any of the Contemplated Transactions. Disputes include actions for breach of contract with respect to this Agreement or the related agreement, as well as any claim based upon tort or any other causes of action relating to the Contemplated Transactions, such as claims based upon an allegation of fraud or misrepresentation and claims based upon a federal or state statute. In addition, the arbitrators selected according to procedures set forth below shall determine the arbitrability of any matter brought to them, and their decision shall be final and binding on the parties.

(b)           Selection. There shall be three arbitrators, unless the parties are able to agree on a single arbitrator. The parties shall make every reasonable effort to select a single arbitrator, qualified by professional expertise and experience, to determine any claim of damages for less than U.S. One Million Dollars. In the absence of such agreement within ten(10) days after the initiation of an arbitration proceeding, Seller shall select one arbitrator and Buyer shall select one arbitrator, and those two arbitrators shall then select, within ten (10) days, a third arbitrator from the commercial panel of the American Arbitration Association. The decision in writing agreed to by at least two of the three arbitrators shall be final and binding upon the parties.

(c)           Administration. The Arbitration shall be administered by the American Arbitration Association.

(d)           Rules. The rules of arbitration shall be the Commercial Arbitration Rules of the American Arbitration Association, as modified by any other instructions that the parties may agree upon at the time or as set forth within this section 6.6. The parties shall accept the application of the so-called fast track rules where applicable. All proceedings shall be conducted and decisions shall be rendered in English.

(e)           Substantive Law. The arbitrators shall be bound by and shall strictly enforce the terms of this Agreement and may not limit, expand or otherwise modify its terms. The arbitrators shall make a good faith effort to apply substantive applicable law, but an arbitration decisions hall not be subject to review because of errors of law. The arbitrators shall be bound to honor claims of privilege or work-product doctrine recognized at law.

(f)            Decision. The arbitrators’ decision shall provide a reasoned basis for the resolution’ of each dispute and for any award. The arbitrators shall not have power to award damages in connection with any dispute in excess of damages permitted by this Agreement and shall not multiply actual damages.

(g)           Expenses. Each party shall bear its own fees and expenses with respect to the arbitration and any proceeding related thereto and the parties shall share equally the fees and expenses of the American Arbitration Association and the arbitrators.

(h)           Remedies; Award. The arbitrators shall have power and authority to award any remedy or judgment that could be awarded by a court of law in Massachusetts. The award rendered by arbitration shall be final and binding upon the parties, and judgment upon the award may be entered in any court of competent jurisdiction in the United States.

ARTICLE 7

TAX MATTERS

The following provisions shall govern the allocation of responsibility as between the Purchaser and the Seller for certain Tax matters following the Closing Date:

7.1.         Tax Returns.

(a)           Purchaser and Seller agree to take all action required, or cause the Company to take the required action, to elect under Code section 1377(a)(2) to make an interim closing of the Company’s books and treat the taxable year of sale as two separate tax years, the first ending as of the Closing Date.

(b)           The Seller has the exclusive authority and obligation to prepare, execute on behalf of the Company and the Subsidiary and timely file, or cause to be prepared and timely filed, all Tax Returns of the Company and the Subsidiary that are due with respect to any taxable year or other taxable period ending prior to the Closing Date. Except as provided in Section 7.6, such authority shall include, but not be limited to, the determination of the manner in which any items of income, gain, deduction, Loss or credit arising out of the income, properties and operations of the Company and the Subsidiary shall be reported or disclosed in such Tax Returns; provided, however, that such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices with respect to such items and in a manner consistent with all applicable IRS regulations.

(c)           Except as provided in Section 7.1(a), the Purchaser shall have the exclusive authority and obligation to prepare, execute on behalf of the Company and the Subsidiary and timely file, or cause to be prepared and timely filed, all Tax Returns of the Company and the Subsidiary that are due with respect to any taxable year or other taxable period ending after the Closing Date; provided, however, with respect to Tax Returns to be filed by the Purchaser pursuant to this Section 7.1 for taxable periods beginning before the Closing Date and ending after the Closing Date, items set forth on such Tax Returns shall be treated in a manner consistent with the past practices with respect to such items. Except as provided in Section 7.6, such authority shall include, but not be limited to, the determination of the manner in which any items of income, gain, deduction, Loss or credit arising out of the income, properties and operations of the Company shall be reported or disclosed on such Tax Returns.

(d)           All tax returns due for the Affiliate whether prior to or after the Closing Date for the Calendar Year 2005, or for the period in 2006 prior to the Closing, shall be prepared and filed by the Seller, prepared consistent with past practices at the Affiliate’s expense, by Affiliate’s accountants and auditors as of the Closing Date.

7.2.         Controversies.

(a)           The Purchaser shall promptly notify the Seller in writing upon receipt by the Purchaser or any Affiliate of the Purchaser (including the Company and the Subsidiary after the Closing Date) of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a taxable period ending prior to the Closing Date for which the Seller may be liable under this Agreement (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”). The Seller, at its sole expense, shall have the authority to represent the interests of the Company and the Subsidiary with respect to any Tax Matter before the IRS, any other taxing authority, any other Governmental Body or authority or any court and shall have the sole right to control the defense, compromise or other resolution of any Tax Matter, including responding to inquiries, filing Tax Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, a Tax Matter. Neither the Purchaser nor any of its Affiliates shall enter into any settlement of or otherwise compromise any Tax Matter that affects or may affect the Tax Liability of the Seller, the Company, the Subsidiary or any Affiliate of the foregoing for any period ending after the Closing Date, which includes a portion of a period beginning before the Closing Date and ending after the Closing Date (the “Overlap Period”), without the prior written consent of the Seller, which consent shall not be unreasonably withheld, delayed or conditioned. The parties hereto shall keep the other fully and timely informed with respect to the commencement, status and nature of any Tax Matter.

(b)           Except as otherwise provided in this Section 7.2, the Purchaser shall have the sole right to control any audit or examination by any taxing authority, initiate any claim for refund or amend any Tax Return, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of, or relating to, the income, assets or operations of the Company and the Subsidiary for all taxable periods; provided, however, that the Purchaser shall not, and shall cause its Affiliates (including the Company and the Subsidiary) not to, enter into any settlement of any contest or otherwise compromise any issue with respect to the portion of the Overlap Period ending on or prior to the Closing Date without the prior written consent of the Seller, which consent shall not be unreasonably withheld, delayed or conditioned.

7.3.         Transfer Taxes. All transfer, documentary, stamp, registration, sales and use and similar Taxes and fees (including all penalties and interest) imposed in connection with the sale of the Stock or any other transaction that occurs pursuant to this Agreement shall be the obligation of the Purchaser, except for real estate transfer taxes which shall be paid as provided in the Real Estate Purchase Agreement.

7.4.         Post-Closing Access and Cooperation. From and after the Closing Date, the Purchaser agrees, and agrees to cause the Company and the Subsidiary, to permit the Seller and its representatives to have reasonable access, during normal business hours, to the books and records of the Company and the Subsidiary, to the extent that such books and records relate to a Pre-Closing Period, and personnel, for the purpose of enabling the Seller to: (i) prepare Tax Returns, (ii) investigate or contest any Tax Matter which the Seller has the authority to conduct (iii) evaluate any claim for indemnification, and (iv) prepare the Seller and its Affiliates’ financial statements.

7.5.         §338(h)(10) Election. At Purchaser’s option, each Seller shall join with Purchaser in making an election under Code §338(h)(10) (and any corresponding election under state, local, and foreign tax law) with respect to the purchase and sale of the Stock hereunder (collectively, a “§338(h)(10) Election”).

7.6          Purchase Price Allocation. The Purchaser, the Company and Seller agree that the Final Purchase Price and the liabilities of the Company will be allocated to the assets of the Company for all purposes (including Tax and financial accounting) as shown on the Allocation Schedule to be attached hereto as Schedule 7.6 within forty-five (45) days following the Closing Date. The Purchaser, the Company and Seller shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule.

ARTICLE 8

PERFORMANCE FOLLOWING THE CLOSING DATE

The following covenants and agreements are to be performed after the Closing by the parties and shall continue in effect for the periods respectively indicated or, where no indication is made, until performed:

8.1.         Further Acts and Assurances. The parties agree that, at any time and from time to time, on and after the Closing Date, upon the reasonable request of the other party, they will do or cause to be done all such further acts and things and execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered any and all papers, documents, instruments, agreements, assignments, transfers, assurances and conveyances as may be necessary or desirable to carry out and give effect to the provisions and intent of this Agreement. In addition, from and after the Closing Date, the Purchaser will afford to the Seller and its attorneys, accountants and other representatives access, during normal business hours, to such personnel, books and records relating to the Company and/or the Subsidiary as may reasonably be required in connection with the preparation of financial information or the filing of Tax Returns and will cooperate in all reasonable respects in connection with claims and Proceeding asserted by or against third parties, relating to or arising from the transactions contemplated hereby.

8.2.         Employee Matters.

(a)           Employment. Each Employee who is employed by the Company or the Subsidiary on the Closing Date shall continue to be employed by the Company or the Subsidiary, as applicable, on and after the Closing Date at substantially the same base wage or salary as in effect immediately prior to the Closing Date. Such continued employment shall be employment at-will, except for those Employees with employment agreements identified in Schedule 3.20(b)(ii) of this Agreement, and nothing in this Section 8.2 is intended to create, or shall create or confer, any right of employment after the Closing Date for any Employee.

(b)           Service Credit. All past service of the Employees with the Company and/or the Subsidiary shall be taken into account for purposes of eligibility and vesting under the benefit plans provided by the Purchaser and for purposes of calculating vacation benefits and severance benefits under the vacation plan and severance plan maintained by the Purchaser.

(c)           Welfare Plans. Assuming the applicable carrier(s) consents, the Purchaser shall take all action necessary and appropriate to ensure that, as soon as practicable after the Closing Date, the Purchaser maintains or adopts (or causes the Subsidiary to maintain or adopt), as of the Closing Date, one or more employee welfare benefit plans, including medical, health, dental, flexible spending account, accident, life, short-term disability, and other employee welfare benefit plans for the benefit of the Employees (the “Purchaser Welfare Plans”). Assuming the applicable carrier(s) consents, the Purchaser Welfare Plans shall provide as of the Closing Date benefits to the Employees (and their dependents and beneficiaries) that, in the aggregate, are comparable to the benefits to which they were entitled under the corresponding welfare benefit plans maintained by the Company or the Subsidiary on the Closing Date (the “Company and Subsidiary Welfare Plans”), through the applicable renewal date. At renewal, Purchaser shall review renewal increases and make necessary modifications. Any restrictions on coverage for preexisting conditions or requirements for evidence of insurability under the Purchaser Welfare Plan shall be waived for the Employees, and the Employees shall receive credit under the Purchaser Welfare Plan for co-payments and payments under a deductible limit made by them and for out-of-pocket maximums applicable to them during the plan year of the Company and Subsidiary Welfare Plan in accordance with the corresponding Company and Subsidiary Welfare Plan. Notwithstanding the aforementioned, nothing contained herein shall obligate the Purchaser to provide Purchaser Welfare Plans having benefits in excess of those currently offered to Purchaser’s existing employees.

8.3.         Indemnification of Officers and Directors of the Company and the Subsidiary.

(a)           Indemnification. After the Closing, the Company will, and the Purchaser will cause the Company, the Subsidiary and the Affiliate to: (i) indemnify, defend and hold harmless the present officers and directors (collectively, the “Director Indemnified Parties” and individually, a “Director Indemnified Party”) in respect of acts or omissions occurring on or prior to the Closing Date to the extent provided under Applicable Law or under the organizational documents of the Company. The Subsidiary, or Affiliate, in each case as in effect on the date hereof, and (ii) advance expenses as incurred by such officers and directors to the fullest extent permitted under Applicable Law or under the organizational documents of the Company and/or the Subsidiary or Affiliate, whichever is greater, in each case as in effect on the date hereof; provided, that such indemnification and advancement of expenses shall be subject to any limitation imposed from time to time under Applicable Law.

(b)           No Claims. Except as set forth in Schedule 8.3, there is no pending, nor, to the Seller’s Knowledge Threatened claims as described in Section 8.3(a) for indemnification by any Director Indemnified Party.

(c)           Insurance Proceeds. If the Company and/or the Subsidiary provide indemnification and/or advancement of expenses as provided for in Section 8.3(a) above, the Company and/or the Subsidiary shall be entitled to all of the proceeds of any insurance providing coverage under any policies maintained by the Seller, the Company, the Subsidiary, or any of the Affiliates for such acts or omissions prior to the Closing Date.

(d)           Third Party Beneficiaries. Notwithstanding any contrary provision set forth in this Agreement or any Ancillary Document, the provisions of this Section 8.3 are intended for the benefit of, and shall be directly enforceable by, each of the Director Indemnified Parties, their heirs and personal representatives.

8.4.         Continued Insurance Coverage. The Purchaser will cause the Company to maintain general and product liability insurance policies, reasonable in both scope and amount as determined in its sole discretion, for a period of three (3) years from the Closing Date.

ARTICLE 9

MISCELLANEOUS

9.1.         Preservation of and Access to Records. The Purchaser shall preserve or cause the Company and the Subsidiary to preserve all books and records of the Company and the Subsidiary for a period of six (6) years after the later of Closing Date, or the filing date of any Company or Subsidiary tax return due post-closing or any later date of retention required by Applicable Law; provided, however, the Purchaser may destroy any part or parts of such records upon obtaining written consent of the Seller for such destruction, which consent may be withheld in the Seller’s absolute discretion. Such records shall be made available to the Seller and its representatives at all reasonable times during normal business hours of the Company and/or the Subsidiary, as applicable, during said retention period with the right at the Seller’s expense to make abstracts from and copies thereof.

9.2.         Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, except as otherwise provided in this Agreement, the parties shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

9.3.         Public and Private Announcements. Any public or private announcement or similar publicity (including, without limitation, the publication of any press release) with respect to this Agreement will be issued at such time and in such manner as the Purchaser determines. Purchaser and Seller shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person (except for (i) lenders, banks and financial institutions in connection with Purchaser’s financing of the acquisition, and (ii) Representatives, customers, and suppliers of the Company and any Subsidiary); provided, however, that any party hereto may make a public and/or private announcement to the extent required by law, judicial process or the rules, regulations or interpretations of the Securities and Exchange Commission or any national securities exchange.

9.4.         Notices. All notices, demands and other communications provided for hereunder shall be in writing and shall be given (i) by personal delivery, (ii) via e-mail or facsimile transmission (receipt confirmed, with follow up transmittal within 48 hours by (iii) or (iv) which follows), (iii) by nationally recognized overnight courier (prepaid), or (iv) by certified or registered first class mail, postage prepaid, return receipt requested, sent to each party, at its and its representative’s address as set forth below or at such other address or in such other manner as may be designated by such party or the respective representative in a written notice to each of the other parties:

If to the Purchaser:              Symmetry Medical USA Inc.

220 West Market Street

Warsaw, IN 46580

E-Mail: fred.hite@symmetrymedical.com

Fax No.: 574-267-4551

Attention: Fred Hite, Chief Financial Officer

With a copy to:    Barrett & McNagny LLP

215 East Berry Street

Fort Wayne, IN 46802

E-Mail: sjt@barrettlaw.com

Phone: 260-423-8812

Fax No.: 260-423-8920

Attention: Samuel J. Talarico, Jr., Esq.

If to the Seller:      Edward D. Riley

16 Brookside

East Falmouth, ME

E-Mail: ed@rileymedical.com

Attention: Mr. Riley

Russell P. Holmes

16 Fox Run

Dover, MA

E-Mail: holmes16@earthlink.net

Attention: Mr. Holmes

With a copy to:    Burns & Levinson, LLP

125 Summer Street, 8th Floor

Boston, MA 02110

E-Mail: hburg@burnslev.com

Fax No.: (617) 854-4040

Attention: Harvey M. Burg, Esq.

9.5.         Entire Agreement. Except for any confidentiality agreement executed by a party hereto, this Agreement, including the Ancillary Documents to be executed by the parties pursuant hereto, contains the entire agreement of the parties hereto and supersedes all prior or contemporaneous agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof.

9.6.         Amendments. No purported amendment, modification or waiver of any provision of this Agreement or any of the documents, instruments or agreements to be executed by the parties pursuant hereto shall be effective unless in writing specifically referring to this Agreement and signed by all of the parties hereto.

9.7.         Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns, but except as hereinafter provided in this Section 9.7, nothing in this Agreement is to be construed as an authorization or right of any party to assign its rights or delegate its duties under this Agreement without the prior written consent of the other parties hereto. Notwithstanding the foregoing, the Purchaser, in its sole discretion, may assign its rights in and/or delegate its duties under this Agreement to an Affiliate of the Purchaser. In the event of such an assignment of rights and/or delegation of duties, all references to the Purchaser or the Seller, as applicable to the assignment in this Agreement shall also be deemed to be references to the Person to which this Agreement is assigned; provided that no such assignment and/or delegation shall relieve the assignor of any of its duties or obligations hereunder.

9.8.         Fees and Expenses. Each party hereto shall pay their own fees and expenses incurred in connection with negotiating and preparing this Agreement and consummating the transactions contemplated hereby, including but not limited to fees and disbursements of their respective attorneys, accountants and investment bankers, except with respect to such post-Closing Date accounting and auditing fees as referenced elsewhere in this Agreement. If the transaction is consummated, all fees and expenses, including legal, accounting, investment banking, broker’s and finder’s fees and expenses incurred by the Seller in connection with this transaction shall be deemed expenses of the Seller and shall be borne by the Seller.

9.9.         Governing Law and Jurisdiction. This Agreement, including the Ancillary Documents to be executed and/or delivered by the parties pursuant hereto, shall be construed, governed by and enforced in accordance with the internal laws of the Commonwealth of Massachusetts, without giving effect to the principles of comity or conflicts of laws thereof.

9.10.       Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same Agreement. The counterparts of this Agreement and all Ancillary Documents may be executed and delivered by facsimile signature by any of the parties to any other party and the receiving party may rely on the receipt of such document so executed and delivered by facsimile as if the original had been received.

9.11.       Headings. The headings of the articles, sections and subsections of this Agreement are intended for the convenience of the parties only and shall in no way be held to explain, modify, construe, limit, amplify or aid in the interpretation of the provisions hereof. The terms “this Agreement,” “hereof,” “herein,” “hereunder,” “hereto” and similar expressions refer to this Agreement as a whole and not to any particular article, section, subsection or other portion hereof and include the Schedules and Exhibits hereto and any document, instrument or agreement executed and/or delivered by the parties pursuant hereto.

9.12.       Number and Gender. Unless the context otherwise requires, words importing the singular number shall include the plural and vice versa and words importing the use of any gender shall include all genders.

9.13.       Severability. In the event that any provision of this Agreement is declared or held by any court of competent jurisdiction to be invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement, unless such invalid or unenforceable provision goes to the essence of this Agreement, in which case the entire Agreement may be declared invalid and not binding upon any of the parties.

9.14.       Parties in Interest. Nothing implied in this Agreement is intended or shall be construed to confer any rights or remedies under or by reason of this Agreement upon any Person other than the Purchaser and the Seller and their respective representatives, successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the Liabilities of any third Person to the Purchaser or the Seller.

9.15.       Waiver. The terms, conditions, warranties, representations and indemnities contained in this Agreement, including the documents, instruments and agreements executed and delivered by the parties pursuant hereto, may be waived only by a written instrument executed by the party waiving compliance. Any such waiver shall only be effective in the specific instance and for the specific purpose for which it was given and shall not be deemed a waiver of any other provision hereof or of the same breach or default upon any recurrence thereof. No failure on the part of a party hereto to exercise and no delay in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

9.16.       Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The words “including,” “include” or “includes” shall mean including without limitation. The parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by duly authorized representatives as of the day, month and year first above written.

SELLER:		PURCHASER:

/s/ EDWARD D. RILEY		SYMMETRY MEDICAL USA INC.
Edward D. Riley

/s/ RUSSELL P. HOLMES		By:	/s/ BRIAN S. MOORE
Russell P. Holmes		Name:	Brian S. Moore
		Title:	President and CEO

CONFIRMED AS APPLICABLE:

RILEY MEDICAL, Inc.

By:	/s/ EDWARD D. RILEY
Name:	Edward D. Riley
Title:	Chief Executive Officer

RILEY REAL ESTATE LLC

By:	/s/ EDWARD D. RILEY
Name:	Edward D. Riley
Title:	Managing Director

EXHIBITS AND SCHEDULES

Schedules

3.1                           Organization and Good Standing

3.2(b)                      Authority; No Conflict

3.3                           Capitalization

3.4                           Clear Title

3.5                           Condition of Assets

3.6(a)                      Legal Proceedings (24 months)

3.6(b)                      Legal Proceedings (Threatened)

3.7                           Labor Matters

3.8(a)                      Tax Returns

3.8(c)                      Other Tax Matters

3.9(a)                      Employee Benefits

3.9(i)                       Non-Qualified Deferred Compensation Plans

3.10                         Guarantees

3.11                         Financial Statements

3.12                         Absence of Certain Developments

3.13                         Intellectual Property

3.14                         Compliance with Laws

3.15                         Contracts

3.16                         Contracts; Compliance

3.17(a)                    Real Estate – Owned and Leased

3.17(b)                    Real Estate – Taxes

3.17(c)                    Real Estate – Permitted Encumbrances

3.17(d)                    Real Estate – Material Encumbrances

3.17(e)                    Real Estate – Improvements

3.17(f)                     Real Estate – Adjoining Owner Encroachments

3.17(g)                    Real Estate – Easements

3.17(i)                     Real Estate – Owned Real Estate Leases

3.17(j)                     Real Estate – Separate Parcel

3.18                         Accounts Receivable

3.19                         Books and Records

3.20(a)                    Employee – List

3.20(b)(ii)               Employee - Contracts

3.21                         Subsidiary

3.22(b)                    Insurance Policies

3.22(c)                    Insurance Policy Claims

3.24                         Environmental Matters

3.25                         Debt

3.26(a)                    Customers

3.26(b)                    Suppliers

3.26(c)                    Material Adverse Changes

3.27                         Seller Loans

3.28                         Adequacy of Properties

3.29                         Warranty and Product Liability Claims

3.30                         Related Party Transaction

3.31                         Permits and Certifications

5.6                           Securities Filing Requirements

7.6                           Allocation Schedule

8.3                           Director Indemnification Claims

Exhibits

Exhibit A                Real Estate Purchase and Sale Agreement

Exhibit B                Purchase Price Escrow Agreement